The share transfer described in this document involves securities of a Japanese company. The share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

[Translation]

Securities code: 4333

December 26, 2025

Electronic provision measures commencement date: December 25, 2025

To Shareholders with Voting Rights:

Tomoyasu Kosaka

President

Representative Director

TOHO SYSTEM SCIENCE CO., LTD.

1-12-14 Koishikawa, Bunkyo-ku, Tokyo, Japan

NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS

Dear Shareholders:

We would like to express our appreciation for your continued support and patronage.

We hereby inform you that the Extraordinary General Meeting of Shareholders of TOHO SYSTEM SCIENCE CO., LTD. (“TSS”) will be held as described below.

In convening this Extraordinary General Meeting of Shareholders, TSS has taken measures for electronic provision regarding the information to be included in the Reference Documents for the General Meeting of Shareholders (matters to be provided electronically), and such matters to be provided electronically are posted on TSS’s website (in Japanese) on the Internet as “NOTICE OF EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS.”

TSS’s website: https://www.tss.co.jp/ir/tabid/554/Default.aspx [QR code]

In addition to the above, matters to be provided electronically are also posted on the website of Tokyo Stock Exchange. If you intend to view the information on this website, please access the Tokyo Stock Exchange website shown below, search by entering “TOHO SYSTEM SCIENCE” in the “Issue name (company name)” field, or TSS’s securities code “4333” in the “Code” field, select “Basic information” and “Documents for public inspection/PR information” in this order, and view the information provided below Notice of General Shareholders Meeting/Informational Materials for a General Shareholders Meeting under “Filed information available for public inspection.”

Tokyo Stock Exchange website (TSE Listed Company Search):

https://www2.jpx.co.jp/tseHpFront/JJK010010Action.do?Show=Show [QR code]

In order to exercise voting rights, please review the Reference Documents for the General Meeting of Shareholders described in matters to be provided electronically and exercise your voting rights no later than 5:30 p.m. on Thursday, January 15, 2026, Japan time.

1. Date and Time: Friday, January 16, 2026 at 10:00 a.m. Japan time

2. Place:             Kirishima Banquet Room, 6th Floor, Arcadia Ichigaya, Shigaku Kaikan, 4-2-25 Kudankita Chiyoda-ku, Tokyo, Japan

3. Meeting Agenda:

Proposal to be resolved:

Proposal: Approval of Share Transfer Plan

〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰〰

1.	Should the matters to be provided electronically require revisions, the revisions will be posted on each of the websites on which these matters are posted.
2.	If you attend the meeting on the day of the meeting, you are kindly requested to present the enclosed voting rights exercise form at the reception desk at the meeting venue.
3.	For this general meeting of shareholders, we have delivered paper-based documents stating the items subject to measures for electronic provision to all shareholders, regardless of whether or not they have requested them.

Among the items subject to measures for electronic provision, in accordance with the provisions of laws and regulations and Article 18 of the Articles of Incorporation of TSS, the following items are not provided in the paper-based documents delivered to shareholders.

•	Contents of financial statements and the like pertaining to the latest business year of R&D Computer Co., Ltd.

Reference Documents for the General Meeting of Shareholders

Proposal and References

Proposal: Approval of Share Transfer Plan

Toho System Science Co., Ltd. (“TSS”) and R&D Computer Co., Ltd. (“R&D”; TSS and R&D collectively, the “Companies”), at meetings of their respective boards of directors held on November 13, 2025, agreed to establish the joint holding company Toranvia Co., Ltd. that will become the wholly owning parent company of the Companies (the “Joint Holding Company”) through a joint share transfer (the “Share Transfer”) scheduled to take effect on April 1, 2026 (the “Effective Date”; the action of establishing the Joint Holding Company, the “Management Integration”), and based on resolutions adopted at those meetings of the Companies’ respective boards of directors held on November 13, 2025, the Companies have, in a spirit of equality, entered into a management integration agreement (the “Management Integration Agreement”) and jointly prepared a share transfer plan regarding the Share Transfer (the “Share Transfer Plan”) on November 13, 2025.

It is requested that the Share Transfer Plan be approved.

The reason for conducting the Share Transfer, an outline of the Share Transfer Plan contents, and other matters related to this proposal are set out below.

1.	Reason for conducting share transfer
(1)	Background of the Share Transfer

TSS was established in June 1971 as an information systems subsidiary of Toho Mutual Life Insurance Company and, since that time, has provided system development and operation services primarily in the financial industrial sector. As a company playing a role in an information-based society, TSS has made financial systems for life insurance, non-life insurance, banking, securities, and the like the core of its business while expanding the scope of the solutions it provides to systems supporting social infrastructure, such as telecommunications and broadcasting.

R&D was established in January 1971 and, since that time, has provided clients across diverse fields, including finance, manufacturing, distribution, and the public sector, with IT solutions centered on system development as an independent system integrator. R&D offers comprehensive services ranging from core system development to cloud and packaged software implementation support and IT infrastructure construction, and with its proven technical expertise, R&D supports its clients’ business foundations and contributes to advancing information technology and industrial development in society.

Within the information services industry to which the Companies belong, corporate investment confidence remains strong, particularly for DX (digital transformation), which involves leveraging digital technologies to transform business processes and models, through system and software renewal and cloud migration aimed at improving operational efficiency and productivity amid labor shortages. There is also a growing movement toward enhancing operational efficiency through the adoption of generative AI and similar technologies. In addition, damage from cyberattacks, typified by “targeted threats,” is increasing, heightening the importance of information security measures, and, as a consequence, market size in this domain is expected to continue expanding.

Against this backdrop, TSS has sought dependable business growth by formulating the long-term management vision “TSS Economic Vision500” and “Mid-Term Management Plan 2027” and accelerating societal DX, in addition to enhancing the growth and profitability of existing businesses and establishing new growth areas through the creation of new businesses.

The R&D Group has also continued to seek further corporate value enhancement by actively pursuing M&A, strengthening partnerships with business allies, promoting DX business, investing in talent development and strengthening core competencies, further expanding sales in existing SI fields, and implementing capital policies and shareholder returns, all aimed at achieving its “New Mid-Term Management Plan (VISION2025)” launched in the fiscal year ending March 2024.

However, even amid rapidly expanding market size, the risk of substitution by AI and other new technologies and intensified competition due to expansion among large corporations have remained concerns for the Companies in relation to sustainable corporate value enhancement. Therefore, each of the Companies has sought measures to achieve further growth while addressing shortcomings.

Given this background, in August 2024 TSS proposed to R&D the establishment of a business alliance between the Companies (the “Business Alliance”) to discuss between the Companies the joint promotion of sales and development, believing that collaboration with R&D, which provides services to clients across diverse fields, including finance, manufacturing, distribution, and the public sector, would contribute to enhancing the corporate value of TSS, which aims to strengthen its non-financial sectors. Upon receiving this proposal, R&D perceived that collaborating with TSS, which possesses extensive expertise and a proven track record in the life and non-life insurance sectors, would lead to the accumulation of more advanced business knowledge and enhance development capabilities, and, as a consequence, R&D commenced discussion of the Business Alliance. Subsequently, the Companies individually explored and implemented various measures, including partnerships with other companies, to continue enhancing corporate value. During this process, as the Companies deepened their shared understanding of their respective business and competitive environments and their strategic directions, the Companies held multiple discussions regarding the potential for business synergies between them, and, consequently, on September 30, 2024, the Companies entered into a business alliance agreement pertaining to the Business Alliance.

Subsequently, while TSS recognized it had realized certain benefits through promotion of joint sales and development with R&D in the Business Alliance, TSS perceived that in order to further enhance its corporate value, it would be necessary to integrate the Companies’ business, technological, and human resources and strengthen development capabilities and profitability by building a platform and mutually leveraging sales infrastructure, and so, in May 2025, TSS proposed to R&D a management integration through the Share Transfer. R&D also recognized the complementary nature of the Companies’ business domains and customer bases made apparent through the Business Alliance, and since the benefits of expanding human resources, technological capabilities, data assets, and sales channels through joint development and sales activities had been clearly demonstrated, and R&D perceived that further synergies could be achieved with TSS, R&D made the decision to formally consider management integration through the Share Transfer.

Subsequently, the Companies reaffirmed during substantive discussions together that the Companies complement each other in terms of their strengths and shortcomings, and the Companies came to share a common awareness that maximization of their respective strengths by management integration through the Share Transfer would create the prospect of achieving significant synergies outlined in “(2) Purpose of the Share Transfer and anticipated synergies” below and enable flexible adaptation to rapidly changing market conditions, achievement of sustainable growth, and enhancement of medium-to-long-term corporate value. As a consequence, the Companies decided as of November 13, 2025 to implement the Management Integration in a spirit of equality.

(2)	Purpose of the Share Transfer and anticipated synergies

The Companies seek to establish unique positions within the information services industry and enhance corporate value by achieving the synergies set out below and integrating and effectively utilizing their management resources through the Share Transfer.

(i)	Expansion of customer base and business portfolio

TSS possesses extensive operational expertise and a proven track record in large-scale system development within the life and non-life insurance fields and has established a solid order base. On the other hand, R&D excels in package-based system integration across diverse sectors, including finance, manufacturing, distribution, and the public sector, and since the launch of its package-based system integration service in 2010, the service has grown to currently constitute no less than 30% of sales. Since the Companies each possess not only distinct know-how but also distinct customer bases, the Management Integration will expand cross-selling and upselling opportunities through mutual utilization of each other’s customer bases and expertise. Further, the Companies aim to build a framework that covers a broader range of areas and flexibly responds to diverse industry needs. Additionally, by mutually complementing each other’s sales networks and project acquisition channels, the Companies will expand proposal opportunities into areas that have been previously difficult to adequately address, diversifying their customer bases and establishing an even more stable revenue foundation.

(ii)	New service creation and project efficiency

Through the Business Alliance, the Companies have pursued the creation of new services and the enhancement of project efficiency and quality, which have been achieved by sharing technologies in cutting-edge fields, such as generative AI, and in new business areas, as well as sharing project monitoring methodologies and software quality management techniques. Through the Management Integration, the Companies will aim to further accelerate these initiatives and achieve the normalization and scaling up of technological collaboration in order to establish a competitive advantage within the information services industry in which the Companies operate.

(iii)	Strengthening human resources and organizational structure

The Management Integration will accelerate mutual exchanges between the Companies’ engineers and project managers, enabling faster skill enhancement and talent development across both organizations. Furthermore, the Companies believe employee engagement will be boosted after the Management Integration as the Companies’ employees will be provided with more diverse opportunities to excel.

The Companies will promote the streamlining of organizational operations and further strengthening of governance through collaboration to establish a uniform human resource development system targeting personnel from junior to senior levels and by mutually utilizing and integrating the management expertise that the Companies possess.

(iv)	Cost Streamlining and strengthening management foundations

Through the Management Integration, the Companies will realize streamlining of business processes and optimization of redundant investments and operational costs by sharing and allocating internal and external resources across development, sales, and corporate management functions.

2.	Contents of share transfer plan

The contents of the Share Transfer Plan are set out in the “Written Share Transfer Plan (Copy)” below.

Written Share Transfer Plan (Copy)

Toho System Science Co., Ltd. (“TSS”) and R&D Computer Co., Ltd. (“R&D”) have agreed to conduct a share transfer by means of a joint share transfer and have jointly prepared the following written share transfer plan (this “Plan”).

Article 1 Share Transfer

Pursuant to the provisions of this Plan, TSS and R&D will conduct a share transfer whereby, on the Establishment Date of a wholly owning parent company incorporated in a share transfer that is newly established by means of a joint share transfer (“NewCo”; the Establishment Date is defined in Article 6), NewCo will be caused to acquire all of the issued shares of TSS and R&D (the “Share Transfer”), and TSS and R&D will become wholly owned subsidiaries of NewCo through the Share Transfer.

Article 2 Purpose, trade name, head office location, total number of authorized shares, and other matters specified in the articles of incorporation of NewCo

1.	The purpose, trade name, head office location, and total number of authorized shares of NewCo are set out below.
(i)	Purpose

The purpose of NewCo is stated in Article 2 of the attached articles of incorporation.

(ii)	Trade name

The trade name of NewCo will be “K.K. Toranvia” in Japanese and “Toranvia Co., Ltd.” in English.

(iii)	Head office location

NewCo’s head office location will be Bunkyo-ku, Tokyo.

(iv)	Total number of authorized shares

The total number of authorized shares of NewCo will be 120,000,000 shares.

2.	In addition to the items listed in the preceding paragraph, matters stipulated in NewCo’s articles of incorporation will be as stated in the attached articles of incorporation.

Article 3 Names of directors at incorporation, names of company auditors at incorporation, and name of financial auditor at incorporation

1.	The names of the directors at incorporation of NewCo will be as follows.

Director at incorporation (scheduled to be appointed as representative director and chairperson): Tomoyasu Kosaka

Director at incorporation (scheduled to be appointed as president and representative director): Yoshiaki Fukushima

Director at incorporation: Kazuhisa Sasanuma

Director at incorporation: Masayo Sunaga

Director at incorporation: Takanori Ishii

Director at incorporation: Keiichi Yamamura

Director at incorporation: Isao Hironaga

Director at incorporation: Fumitoshi Okuno

Outside director at incorporation: Hiroyuki Morita

Outside director at incorporation: Akira Uemura

Outside director at incorporation: Ichiro Akita

Outside director at incorporation: Hiromi Kimura

2.	The names of the company auditors at incorporation of NewCo will be as follows.

Company auditor at incorporation: Naoki Tanabe

Outside company auditor at incorporation: Katsuhiko Kudo

Outside company auditor at incorporation: Toshihiko Hirose

3.       The name of the financial auditor at incorporation of NewCo will be as follows.

Deloitte Touche Tohmatsu LLC

Article 4 Shares to be delivered in connection with the Share Transfer and allocation of those shares

1.	In connection with the Share Transfer, NewCo will deliver to the respective shareholders of TSS and R&D as of the time immediately prior to the acquisition by NewCo of all issued shares of TSS and R&D (the “Base Time”) a number of shares of common stock in NewCo equivalent to the sum of the following (the “Deliverable Shares”) in exchange for the shares of common stock in TSS and R&D held by those shareholders: (i) the number obtained by multiplying the total number of shares of common stock issued by TSS as of the Base Time by 1.27; and (ii) the number obtained by multiplying the total number of shares of common stock issued by R&D as of the Base Time by 1.
2.	NewCo will, in accordance with the following ratio (the “Share Transfer Ratio”), allocate to the respective shareholders of TSS and R&D as of the Base Time the Deliverable Shares to be delivered pursuant to the preceding paragraph:

(1)	to shareholders of TSS: 1.27 shares of common stock in NewCo for each share of common stock held in TSS; and
(2)	to shareholders of R&D: one share of common stock in NewCo for each share of common stock held in R&D.
3.	If any fractional share less than one share arises in the calculations provided for in the preceding two paragraphs, that fractional share will be handled in accordance with the provisions of Article 234 of the Companies Act (Act No. 86 of July 26, 2005; as amended) and other relevant laws and regulations.

Article 5 Amounts of NewCo’s stated capital and reserves

The amounts of NewCo’s stated capital and reserves as of the Establishment Date of NewCo are set out below.

(1)	Stated capital amount: 2 billion yen
(2)	Capital reserve amount: 500 million yen
(3)	Retained earnings reserve amount: 0 yen

Article 6 Date of Establishment of NewCo

The date on which the establishment of NewCo is to be registered (in this Plan, the “Establishment Date”) is April 1, 2026. However, if necessary due to the procedural requirements of the Share Transfer or other reasons, the Establishment Date may be changed by mutual agreement through consultation between TSS and R&D.

Article 7 Shareholders meeting for share transfer plan approval

1.	TSS will convene an extraordinary shareholders meeting on January 16, 2026, to seek resolutions approving this Plan and matters necessary for the Share Transfer.
2.	R&D will convene an extraordinary shareholders meeting on January 16, 2026, to seek resolutions approving this Plan and matters necessary for the Share Transfer.
3.	If necessary due to procedural requirements for the Share Transfer or other reasons, TSS and R&D may, by mutual agreement through consultation, change the date of any shareholders meeting to seek resolutions approving this Plan and matters necessary for the Share Transfer as specified in the preceding two paragraphs.

Article 8 Share listing; shareholder register administrator

1.	NewCo will plan to list its issued shares of common stock on the Prime Market of Tokyo Stock Exchange, Inc. on the Establishment Date, and TSS and R&D will consult and cooperate with each other to the extent possible in order to conduct the procedures necessary for that listing.
2.	NewCo’s shareholder register administrator at the time of NewCo’s establishment will be Sumitomo Mitsui Trust Bank, Limited.

Article 9 Dividends of surplus

1.	TSS may pay dividends of surplus (i) to common shareholders of TSS or registered pledgees of shares of common stock in TSS entered or recorded in the final shareholder register as of September 30, 2025, up to a maximum of 20 yen per share of common stock, and (ii) to common shareholders of TSS or registered pledgees of shares of common stock in TSS entered or recorded in the final shareholder register as of March 31, 2026, up to a maximum of 25 yen per share of common stock.
2.	R&D may pay dividends of surplus (i) to common shareholders of R&D or registered pledgees of shares of common stock in R&D entered or recorded in the final shareholder register as of September 30, 2025, up to a maximum of 19 yen per share of common stock, and (ii) to common shareholders of R&D or registered pledgees of shares of common stock in R&D entered or recorded in the final shareholder register as of March 31, 2026, up to a maximum of 19 yen per share of common stock.
3.	Except as specified in the preceding two paragraphs, each of TSS and R&D must not, during the period from the preparation of this Plan until the Establishment Date of NewCo, resolve to pay dividends of surplus based on a record date that falls on or before the Establishment Date of NewCo, unless TSS and R&D mutually agree otherwise through consultation.

Article 10 Handling of treasury shares

Each of TSS and R&D will, by a resolution adopted at a meeting of its board of directors held no later than the day before the Establishment Date of NewCo, cancel all treasury shares it holds as of the Base Time (including its own shares acquired in response to a demand for the purchase of shares by dissenting shareholders exercised pursuant to Article 806, paragraph (1) of the Companies Act in connection with the Share Transfer).

Article 11 Management of company assets

1.	During the period from the preparation of this Plan until the Establishment Date of NewCo, each of TSS and R&D will conduct the execution of its business and the management and administration of its assets with the due care of a prudent manager and, in relation to any act that might significantly affect its assets, rights, or obligations, will consult and agree in advance with the other party before conducting that act, unless otherwise specified in this Plan.
2.	During the period from the preparation of this Plan until the Establishment Date of NewCo, if TSS or R&D becomes aware of any event or circumstance that might significantly adversely affect the execution of the Share Transfer or the reasonableness of the Share Transfer Ratio, then it will promptly notify the other party to that effect in writing, and TSS and R&D will then consult in good faith regarding the handling of that matter.

Article 12 Effectiveness of this Plan

This Plan will cease to be effective if the resolutions regarding approval of this Plan or matters necessary for the Share Transfer are not adopted at either TSS’s or R&D’s shareholders meeting as specified in Article 7, if the necessary approvals or permits from relevant authorities required to execute the Share Transfer are not obtained by the Establishment Date of NewCo, or if the Share Transfer is terminated pursuant to the following Article.

Article 13 Amendment of share transfer terms and conditions; termination of the Share Transfer

TSS and R&D may, upon mutual consultation through agreement, amend the terms of conditions of the Share Transfer or other contents of this Plan or terminate the Share Transfer if, during the period from the preparation of this Plan until the Establishment Date of NewCo, (i) a material change occurs in the financial or operational status of TSS or R&D or an event that will significantly affect that status is discovered, (ii) any circumstance significantly hindering the execution of the Share Transfer arises or becomes apparent, or (iii) achievement of the objectives of this Plan becomes significantly difficult.

Article 14 Matters for consultation

In addition to the matters specified in this Plan, matters not specified in this Plan and other matters necessary for the Share Transfer will be determined through separate consultation and agreement between TSS and R&D in accordance with the purport of this Plan.

(The remainder of this page has been intentionally left blank.)

This Plan has been prepared in two originals, to each of which TSS and R&D have affixed their respective names and seals, and each party retains one original.

November 13, 2025

TSS:	1-12-14 Koishikawa, Bunkyo-ku, Tokyo

Toho System Science Co., Ltd.

Tomoyasu Kosaka, President and Representative Director

This Plan has been prepared in two originals, to each of which TSS and R&D have affixed their respective names and seals, and each party retains one original.

November 13, 2025

R&D:	4-13-23 Shibaura, Minato-ku, Tokyo

R&D Computer Co., Ltd.

Yoshiaki Fukushima, President and Representative Director

(Attachment)

Articles of Incorporation

Chapter 1 General Provisions

Article 1 Trade Name

The Company’s name is “Kabushiki Kaisha Toranvia,” which is “Toranvia Co. Ltd.” in English.

Article 2 Purposes

The Company’s purpose is, by holding shares, equity interest, etc. in companies (including foreign companies), partnerships (kumiai) (including foreign equivalents), and other business entities that are engaged in the following businesses, to control and manage the business activities of those companies, partnerships (kumiai), and other business entities:

(1)	consulting, planning, design, and development for various types of software, as well as the sale, operation, maintenance, and management of various types of software;
(2)	sale and rental of computer systems, peripherals, and related articles;
(3)	planning, design, construction, introduction, operation, maintenance, and management of IT infrastructures and network environments;
(4)	consulting, planning, design, construction, introduction, operation, maintenance, and management of cloud services and other Internet applications;
(5)	undertaking contracted services involving data processing, information searches, and investigations and analysis utilizing IT devices and systems;
(6)	consulting on advancing the adoption of IT and DX (digital transformation) in business services;
(7)	temporary staffing services and paid employment placement services; and
(8)	any and all services incidental to what is listed above.

Article 3 Location of the head office

The Company has its head office in Bunkyo-ku, Tokyo.

Article 4 Means of public notice

1.	The Company issues public notices by way of electronic public notice.
2.	If public notices cannot be issued by way of electronic public notice due to compelling circumstances, the Company will give public notice by means of publication in The Nihon Keizai Shimbun.

Chapter 2 Shares

Article 5 Total number of authorized shares

The total number of shares the Company is authorized to issue is 120 million shares.

Article 6 Company’s acquisition of its own shares

The Company may acquire its own shares through market transactions or equivalent means, based on a board of directors resolution.

Article 7 Number of shares in a unit

There are 100 shares in one unit of ownership in the Company.

Article 8 Restrictions on the rights of shareholders holding less than one unit

A shareholder holding less than one unit of shares in the Company may not exercise any rights other than the following:

(1)	the rights stated in each of the items of Article 189, paragraph (2) of the Companies Act;
(2)	the right to make a demand under Article 166, paragraph (1) of the Companies Act; and
(3)	the right to be allotted a number of shares for subscription or share options for subscription that is commensurate with the number of shares held by that shareholder.

Article 9 Administrator of shareholder registers

1.	The Company has an administrator of shareholder registers.
2.	The administrator of shareholder registers and the location where the administration is handled are selected by a resolution of the board of directors.
3.	The Company’s shareholder register and share option register are kept at the location where the administrator of shareholder registers handles the administration of those registers. The Company causes the administrator of shareholder registers to enter or record information in the shareholder register and share option register and to handle other administration related to shares and share options; the Company does not handle these matters.

Article 10 Share handling rules

Other than as provided for by laws, regulations, or these articles of incorporation, the share handling rules established by the board of directors govern (a) the entry and recording of information in the shareholder register and the share option register, (b) the handling of other administration related to shares and share options, related fees, and procedures conducted upon the exercise of rights by shareholders, and (c) other related matters.

Article 11 Record date

1.	The Company determines the shareholders with voting rights that are entered or recorded in the latest shareholder register as of March 31 of each year to be the shareholders that are entitled to exercise rights at the annual shareholders meeting for that business year.
2.	The preceding paragraph notwithstanding, the Company may, if necessary and after issuing advance public notice, determine by a resolution of the board of directors that the shareholders or registered pledgees of shares that are entered or recorded in the latest shareholder register as of a fixed date are the shareholders and registered pledgees of shares that are entitled to exercise their rights.

Chapter 3 Shareholders Meetings

Article 12 Convening

The Company’s annual shareholders meeting is convened within three months after the end of each business year, and extraordinary shareholders meetings are convened as necessary.

Article 13 Convenor and chair for shareholders meetings

1.	Except as otherwise provided for by laws and regulations, shareholders meetings are convened by the representative director, based on a resolution of the board of directors. If the representative director is unavailable to do so, another director will act as convenor, based on the order that the board of directors has established in advance.
2.	The representative director acts as chair of shareholders meetings. If the representative director is unable to do so, another director will act as convenor, based on the order that the board of directors has established in advance.

Article 14 Measures to provide information electronically

1.	When convening a shareholders meeting, the Company takes measures to electronically provide the content of the reference documents for that shareholders meeting.
2.	If a shareholder requests to be delivered a written document no later than the record date for voting rights, the Company is not required to include in the document it delivers to the shareholder any or all of the matters whose omission is permitted as prescribed by Order of the Ministry of Justice that are among those for which the Company takes electronic provision measures.

Article 15 Proxy voting

1.	Each shareholder is entitled to exercise that shareholder’s voting rights by proxy through one other shareholder holding voting rights in the Company.
2.	In a case as referred to in the preceding paragraph, the shareholder or the proxy must submit a written certificate evidencing the proxy’s authority to the Company for each shareholders meeting at which the shareholder votes by proxy.

Article 16 Adopting shareholders meeting resolutions

1.	Except as otherwise provided for by laws, regulations, or these articles of incorporation, a resolution at a shareholders meeting is adopted if it receives a majority of the votes of the shareholders that are present at the meeting and entitled to vote
2.	Except as otherwise provided for by these articles of incorporation, a resolution under Article 309, paragraph (2) of the Companies Act is adopted if it receives at least a two-thirds majority of the votes of shareholders present at a meeting where the shareholders present hold at least one-third of the voting rights that shareholders are entitled to exercise.

Article 17 Minutes of shareholders meetings

In the minutes of a shareholders meeting, the preparer states or records an outline of the course of proceedings, the outcomes of the meeting, and other matters prescribed by laws and regulations.

Chapter 4 Directors and the Board of Directors

Article 18 Establishment of a board of directors

The Company has a board of directors.

Article 19 Number of directors

The Company has no more than 16 directors.

Article 20 Election of directors

1.	A director is elected based on a shareholders meeting resolution.
2.	A resolution to elect a director is adopted by a majority of the votes of the shareholders present at a meeting where the shareholders present hold at least one-third of the voting rights that shareholders are entitled to exercise.
3.	Cumulative voting is not used to elect directors.

Article 21 Directors’ terms of office

A director’s term of office continues until the end of the annual shareholders meeting for the last of the business years that end within one year after that director’s election.

Article 22 Representative directors and directors with specific titles

1.	The Company appoints at least one representative director based on a board of directors resolution.
2.	A representative director represents the Company and executes the Company’s business.
3.	The board of directors may, by a board of directors resolution, appoint one chairperson, one president, and a few persons in each of the roles of vice chairperson, vice president, senior managing director, and managing director.

Article 23 Convenor and chair for board of directors meetings

1.	Except as otherwise provided for by laws and regulations, the representative director convenes board of directors meetings. If the representative director is unavailable to do so, another director will convene board of directors meetings, based on the order that the board of directors has established in advance.
2.	The representative director chairs board of directors meetings. If the representative director is unavailable to do so, another director will chair board of directors meetings, based on the order that the board of directors has established in advance.

Article 24 Notice to convene for board of directors meetings

1.	Notice to convene for a board of directors meeting is issued to each director and to each company auditor no later than three days before the meeting date. However, this period may be shortened in the case of urgent necessity.
2.	If all of the directors and company auditors give their consent, a board of directors meeting may be held without following the procedures for convening one.

Article 25 Adopting board of directors resolutions

A board of directors resolution will be adopted if supported by a majority of the directors present, at a meeting where a majority of the directors who are entitled to participate in the vote are present.

Article 26 Omitting the formalities of board of directors resolutions

If all of the directors have agreed, either in writing or in the form of an electronic or magnetic record, with regard to a matter for resolution proposed by a director, the Company will deem that matter to have been adopted as a board of directors resolution. However, this does not apply if a company auditor voices an objection.

Article 27 Minutes of board of directors meetings

In the minutes of a board of directors meeting, the preparer states or records an outline of the course of proceedings, the outcomes of the meeting, and other matters prescribed by laws and regulations, and the directors and company auditors who were present at the meeting affix their names and seals or their electronic signatures.

Article 28 Board of directors rules

Beyond what is provided for by laws and regulations and these articles of incorporation, the board of directors rules established by the board of directors govern matters that concern the board of directors.

Article 29 Directors’ Compensation

For directors, a board of directors resolution determines the remuneration, bonuses, and other such economic benefits received from the Company as consideration for performing their duties (“Compensation”).

Article 30 Entering into limitation of liability agreements with directors

The Company may enter into an agreement with a director (other than an executive officer, manager, or other employee of the Company or any subsidiary) concerning liability under Article 423, paragraph (1) of the Companies Act that limits the director’s liability to compensate in a case meeting the requirements prescribed by laws and regulations. However, the maximum amount of damages for which the director is to be held liable under that agreement is to be the minimum liability amount prescribed by laws and regulations.

Chapter 5 Company Auditors and the Board of Company Auditors

Article 31 Company auditors; establishment of a board of company auditors

The Company has company auditors and a board of company auditors.

Article 32 Number of company auditors

The Company has no more than six company auditors.

Article 33 Election of company auditors

1.	A company auditor is elected based on a shareholders meeting resolution.
2.	A resolution to elect a company auditor is adopted by a majority of the votes of the shareholders present at a meeting where the shareholders present hold at least one-third of the voting rights that shareholders are entitled to exercise.

Article 34 Company auditors’ terms of office

1.	A company auditor’s term of office continues until the end of the annual shareholders meeting for the last of the business years that end within four years after that company auditor’s election.
2.	If a company auditor is elected to fill the vacant position of a company auditor who leaves office before the end of their term, the newly elected company auditor’s term will be the remaining term of the predecessor.

Article 35 Full time company auditors

The board of company auditors appoints at least one full-time company auditor from among the company auditors.

Article 36 Notice to convene for board of company auditors meetings

1.	Notice to convene for a board of company auditors meeting is issued to each company auditor no later than three days before the meeting date. However, this period may be shortened in the case of urgent necessity.
2.	If all of the company auditors give their consent, a board of company auditors meeting may be held without following the procedures for convening one.

Article 37 Adopting board of company auditors resolutions

Unless otherwise prescribed by laws and regulations, a board of company auditors resolution will be adopted if supported by a majority of the company auditors.

Article 38 Minutes of board of company auditors meetings

In the minutes of a board of company auditors meeting, the preparer states or records an outline of the course of proceedings, the outcomes of the meeting, and other matters prescribed by laws and regulations, and the company auditors who were present at the meeting affix their names and seals or their electronic signatures.

Article 39 Board of company auditors regulations

Beyond what is provided for by laws and regulations and these articles of incorporation, the board of company auditors regulations established by the board of company auditors govern matters that concern the company auditors.

Article 40 Company auditors’ Compensation

For company auditors, Compensation is determined by shareholders meeting resolution.

Article 41 Entering into limitation of liability agreements with company auditors

The Company may enter into an agreement with a company auditor concerning liability under Article 423, paragraph (1) of the Companies Act that limits the company auditor’s liability to compensate in a case meeting the requirements prescribed by laws and regulations. However, the maximum amount of damages for which the company auditor is to be held liable under that agreement is to be the minimum liability amount prescribed by laws and regulations.

Chapter 6 Financial Auditor

Article 42 Establishment of a financial auditor role

The Company has a financial auditor.

Article 43 Election of the financial auditor

The financial auditor is elected based on a shareholders meeting resolution.

Article 44 Financial auditor’s terms of office

1.	The financial auditor’s term of office continues until the end of the annual shareholders meeting for the last of the business years that end within one year after the financial auditor’s election.
2.	Unless there is a resolution to the contrary at the annual shareholders meeting referred to in the preceding paragraph, the financial auditor will be deemed to have been reelected at that annual shareholders meeting.

Article 45 Financial auditor’s Compensation

For the financial auditor, Compensation is determined by the representative director, with the consent of the board of company auditors.

Article 46 Entering into a limitation of liability agreement with the financial auditor

The Company may enter into an agreement with the financial auditor concerning liability under Article 423, paragraph (1) of the Companies Act that limits the financial auditor’s liability to compensate in a case meeting the requirements prescribed by laws and regulations. However, the maximum amount of damages for which the financial auditor is to be held liable under that agreement is to be the minimum liability amount prescribed by laws and regulations.

Chapter 7 Accounting

Article 47 Business year

The Company’s business year is from April 1 of each year through March 31 of the following year.

Article 48 Dividends of surplus

1.	The Company may determine the matters listed in each of the items of Article 459, paragraph (1) of the Companies Act by a board of directors resolution.
2.	The Company pays dividends of surplus in the form of monies to the shareholders and registered pledgees of shares that are entered or recorded in the latest shareholder register as of March 31 or September 30 of each year.

Article 49 Temporal limitations on distribution

1.	The Company will be released from the duty to pay a dividend of surplus if the payment of that dividend is not received despite the lapse of three full years after the payment commencement date for that dividend.
2.	Unpaid dividend monies do not accrue interest.

Chapter 8 Supplementary Provisions

Article 50 Initial directors’ and initial company auditors’ Compensation

1.	Notwithstanding the provisions of Article 29, during the period from the Company’s date of establishment until the end of the first shareholders meeting, the total amount of the Company directors’ Compensation from monetary remuneration is to be no more than 500 million yen per annum.
2.	In a separate category from the monetary remuneration referred to in the preceding paragraph, the total amount of monetary remuneration claims to be issued to directors (other than outside directors; those directors other than outside directors, “Eligible Directors”) as Compensation to be exchanged for transfer-restricted shares is to be no more than 100 million yen per annum.

Based on a resolution of the Company’s board of directors, the Company will issue monetary remuneration claims to Eligible Directors within the scope of the per-annum amount stated above as remuneration to be exchanged for transfer-restricted shares; each Eligible Director will receive an allotment of transfer-restricted shares upon delivering all of that Eligible Director’s monetary remuneration claims as a contribution in kind.

The amount of money to be paid in for transfer-restricted shares will be decided by a resolution of the Company’s board of directors (a) within a scope that does not particularly favor any Eligible Director receiving the transfer-restricted shares and (b) based on the closing price of the Company’s common shares on the Tokyo Stock Exchange as of the business day before the date of the resolution of the Company’s board of directors concerning the issuance or disposal of those transfer-restricted shares (or as of the immediately preceding trading day, if no trading occurred on the day in question). The Company will issue the abovementioned monetary remuneration claim on the condition that the Eligible Director has agreed to make the abovementioned contribution in kind and has entered into an agreement on the allotment of transfer-restricted shares that includes the content of clauses (1) through (4) below.

The 200,000 transfer-restricted shares in total that are allotted to Eligible Directors represent the maximum number of transfer-restricted shares that may be allotted in each business year.

However, if the Company’s common shares become subject to a share split (including an allotment of the Company’s common shares without contribution) or a share consolidation, or in any other equivalent case that necessitates an adjustment to the total number of transfer-restricted shares that the Company allots, the Company may make reasonable adjustments to the total number of transfer-restricted shares it allots.

(1)	There are two types of transfer-restricted shares, namely, type-I transfer-restricted shares and type-II transfer-restricted shares. An Eligible Director who has received an allotment of transfer-restricted shares may not, during the period established below for that type of shares (the “Transfer Restriction Period”), transfer to a third party the transfer-restricted shares that the Eligible Director has been allotted (the “Allotted Shares”), place the Allotted Shares in pledge, hypothecate the Allotted Shares, make the Allotted Shares the subject of an inter vivos gift or a testamentary bequest, or take any other action whatsoever to dispose of the Allotted Shares (this restriction, the “Transfer Restriction”):
i.	type-I transfer-restricted shares: the 20-year to 30-year period established by the Company’s board of directors; and
ii.	type-II transfer-restricted shares: the 3-year to 5-year period established by the Company’s board of directors.
(2)	If an Eligible Director who has received an allotment of transfer-restricted shares leaves office as a director of the Company on or after the start date of the Transfer Restriction Period but no later than the day before the Company’s first subsequent annual shareholders meeting is held, the Company will acquire the Eligible Director’s Allotted Shares at no cost, by operation of law, unless there are reasons not to do so that the Company’s board of directors finds to be appropriate. Additionally, if there are any Allotted Shares for which, based on the provisions regarding the grounds to lift the Transfer Restriction as stated in clause (3) below, the Transfer Restriction is not being lifted upon the expiration of the Transfer Restriction Period referred to in clause (1), the Company will acquire those Allotted Shares at no cost, by operation of law.
(3)	On the condition that an Eligible Director who has received an allotment of transfer-

restricted shares has held a position as a director of the Company continuously from the start date of the Transfer Restriction Period until the day that the Company’s first subsequent annual shareholders meeting is held, the Company will lift the Transfer Restriction on all of the Eligible Director’s Allotted Shares upon the expiration of the Transfer Restriction Period. However, if the Eligible Director, for reasons that the Company’s board of directors finds to be appropriate, leaves office as a director of the Company before the expiration of the Transfer Restriction Period, the Company must, as needed, make reasonable adjustments to the number of the Eligible Director’s Allotted Shares for which the Company will lift the Transfer Restriction and to the timing at which the the Company will lift the Transfer Restriction for those Allotted Shares.
(4)	If, during the Transfer Restriction Period, a proposal concerning an organizational restructuring or similar change—such as (a) a merger or consolidation agreement in which the Company is to be the disappearing company or (b) a share exchange agreement or share transfer plan in which the Company is to become the wholly owned subsidiary company (this organizational restructuring or similar change, an “Organizational Change”)—is approved at the Company’s shareholders meeting (or by the Company’s board of directors if the Organizational Change does not require approval at the Company’s shareholders meeting), then the Company will, by a resolution of the Company’s board of directors, do the following for the number of Allotted Shares that the Company finds to be reasonable in consideration of the length of time from the start date of the Transfer Restriction Period until the approval date of the Organizational Change: move forward its lifting of the Transfer Restriction to the date on which the Organizational Change takes effect.
3.	Notwithstanding the provisions of Article 40, the total amount of Consideration for company auditors during the period from the day of the Company’s establishment until the end of the first shareholders meeting thereafter is no more than 50 million yen per annum.

Article 51 Interim dividends in the initial business year

The Company may, by board of directors resolution, pay interim dividends, with September 30, 2026 as the record date.

Article 52 Deletion of Supplementary Provisions

These Supplementary Provisions will be automatically deleted at the end of the Company’s first annual shareholders meeting.

3.	Matters concerning the reasonableness of provisions related to matters provided for under Article 773, paragraph (1), items (v) and (vi) of the Companies Act

(1)	Matters related to the Joint Holding Company delivering to the Companies’ shareholders shares in the Joint Holding Company when the Share Transfer is conducted, and allotment of shares in the Joint Holding Company
(i)	Details of allotment for the Share Transfer

	TSS	R&D
Share transfer ratio	1.27	1

Note 1:  Details of the allotment of shares related to the Share Transfer

1.27 shares of common stock in the Joint Holding Company will be allotted and delivered per share of common stock in TSS, and one share of common stock in the Joint Holding Company will be allotted and delivered per share of common stock in R&D. However, if any material change or any circumstance that would materially affect the various terms and conditions on which the calculation is based arises, the Companies may change the Share Transfer Ratios (as defined below) upon consultation.

The share unit number of the Joint Holding Company will be 100 shares.

If any fractions less than one share arise in the number of shares of common stock in the Joint Holding Company that must be delivered to the shareholders of TSS or R&D resulting from the Share Transfer, an amount will be paid to each of those shareholders in proportion to the fractional part less than one share in accordance with Article 234 of the Companies Act and the provisions of other relevant laws and ordinances.

Note 2:  Number of new shares to be delivered (scheduled) by the Joint Holding Company through the Share Transfer: 39,975,987 shares of common stock

The number above is based on the total number of issued shares in TSS as of September 30, 2025 (20,798,988 shares) and the total number of issued shares in R&D as of September 30, 2025 (17,967,900 shares). However, the Companies plan to cancel, by the Effective Date of the Share Transfer, treasury shares currently held or newly acquired in the future to the extent practicable. Therefore, the number of treasury shares held by TSS as of September 30, 2025 (3,457,396 shares of common stock) and the number of treasury shares held by R&D as of September 30, 2025 (15,734 shares of common stock) are excluded from the calculation above of the new shares to be issued. Please note that the actual number of treasury shares to be canceled by the Effective Date of the Share Transfer is currently undetermined and that the number of shares above to be issued by the Joint Holding Company might change.

Note 3:  Handling of shares less than one unit

It is planned that an application will be made for a new listing on the Tokyo Stock Exchange (the “TSE”) of the shares in the Joint Holding Company to be allotted to the shareholders of the Companies resulting from the Share Transfer, and if that application is approved, the shares of the Joint Holding Company will be tradable on the TSE. Consequently, it is believed that shareholders of TSS or R&D who hold 79 or more shares in TSS or 100 or more shares in R&D and who receive through the Share Transfer an allotment of at least 100 shares in the Joint Holding Company, which is the minimum unit of its shares, will continue to have access to liquidity for the shares in the Joint Holding Company.

Each shareholder of either of the Companies who receives an allotment of less than 100 shares in the Joint Holding Company may not sell those allotted shares on the TSE or any other financial instruments exchange; however, each shareholder who comes to hold those fractional shares may, pursuant to the provisions of Article 192, paragraph (1) of the Companies Act, request the Joint Holding Company to repurchase the fractional shares held by the shareholder.

(ii)	Calculation basis for allotments in connection with the Share Transfer
(A)	Basis and reason for allotments

In order to ensure that the share transfer ratio described in “(i) Details of allotment for the Share Transfer” above (the “Share Transfer Ratio”) is fair and appropriate for the Companies when calculating the Share Transfer Ratio, TSS has appointed SMBC Nikko Securities Inc. (“SMBC Nikko Securities”), and R&D has appointed Nomura Securities Co., Ltd. (“Nomura Securities”), as financial advisors and third-party appraisers that are independent of the Companies.

As a result of TSS’s careful deliberation and examination of the share transfer calculation results and advice from SMBC Nikko Securities, which is the third-party appraiser described in “(a) Obtainment of valuation reports regarding share transfer ratio from independent third-party appraisers” under “(D) Measures to ensure fairness” below, and legal advice from the law firm Nakamura, Tsunoda & Matsumoto described in “(b) Advice from independent law firms” under “(D) Measures to ensure fairness” below, as well as the results of a variety of due diligence conducted by TSS and its advisors on R&D, and after taking into consideration financial conditions, performance trends, stock price trends, and the like, TSS reached the conclusion that the Share Transfer Ratio described in “(i) Details of allotment for the Share Transfer” above is appropriate and that the Share Transfer will contribute to the interests of the shareholders of TSS.

As a result of R&D’s careful deliberation and examination of the share transfer calculation results and advice from Nomura Securities, which is the third-party appraiser described in “(a) Obtainment of valuation reports regarding share transfer ratio from independent third-party appraisers” under “(D) Measures to ensure fairness” below, and legal advice from the law firm Mori Hamada & Matsumoto (“Mori Hamada & Matsumoto”) described in “(b) Advice from independent law firms” under “(D) Measures to ensure fairness” below, as well as the results of a variety of due diligence conducted by R&D and its advisors on TSS, and after taking into consideration financial conditions, performance trends, stock price trends, and the like, R&D reached the conclusion that the Share Transfer Ratio described in “(i) Details of allotment for the Share Transfer” above is appropriate and that the Share Transfer will contribute to the interests of the shareholders of R&D.

As described above, the Companies repeatedly held careful negotiations and consultations based on the results of due diligence conducted by the Companies on each other while referring to the calculation results and analysis by their respective third-party appraisers and advice from their respective legal advisors and comprehensively taking into account the financial conditions, stock price movement, future outlooks, and other factors of the Companies, and, as a result, the Companies have reached the decision that the Share Transfer Ratio described in “(i) Details of allotment for the Share Transfer” above is appropriate and that the Share Transfer will contribute to the interests of their respective shareholders. Accordingly, the Companies entered into the Management Integration Agreement and jointly prepared the Share Transfer Plan based on resolutions regarding execution of the Management Integration Agreement adopted at the Companies respective board of directors meetings held on November 13, 2025.

(B)	Matters relating to calculation
(a)	Names of the appraisers and relationships with listed companies and each other

Neither SMBC Nikko Securities nor Nomura Securities is a related party of either of the Companies or has a material interest that must be stated in relation to the Share Transfer. Compensation for SMBC Nikko Securities and Nomura Securities related to the Share Transfer includes a fixed fee payable regardless of the success of the Share Transfer as well as a success fee payable upon completion of the Share Transfer.

(b)	Outline of calculation

SMBC Nikko Securities performed its calculation in relation to the Share Transfer Ratio by adopting the following: the market share price method, because the shares of the Companies are listed on the TSE Prime Market and thus each has a referenceable market share price; the comparable listed companies method, because multiple listed companies engaged in businesses relatively similar to those of the Companies exist and it is possible to make analogical inferences of share prices by comparing similar listed companies; and the discounted cash flow method (the “DCF Method”) to evaluate intrinsic value based on the future business activities of the Companies.

The calculation results for each method above are as follows. Note that “Calculation ranges for share transfer ratio” below indicates the ranges for shares of common stock in the Joint Holding Company allocated per share of common stock in TSS if one share of common stock in the Joint Holding Company is allocated per share of common stock in R&D.

Calculation ranges for share transfer ratio
Market share price method	1.17–1.43
Comparable listed company analysis	1.03–1.35
DCF Method	0.83–1.43

The calculation reference date for the market share price method is November 12, 2025. Valuations were performed using the simple average of closing prices (rounded to the nearest yen) for each of the one-month, three-month, and six-month periods ending on the calculation reference date on the TSE Prime Market. Based on these results, the share transfer ratio range was calculated as described above.

In calculating the share transfer ratio, SMBC Nikko Securities has, in principle, employed information provided to it by the Companies, publicly available information, and the like assuming that all such materials, information, and the like employed are accurate and complete, and SMBC Nikko Securities has not made any independent study of the accuracy or completeness thereof. SMBC Nikko Securities has not made any independent assessment, appraisal, or evaluation, and has not requested any independent institution to conduct any assessment, appraisal, or evaluation, in connection with any assets or liabilities (including off-balance-sheet assets or liabilities or other contingent liabilities) of each of the Companies or any of their affiliates.

Furthermore, the financial projections (including profit plans and other information) submitted by each of the Companies are premised on the assumption that they have been reasonably prepared by the management of each of the Companies based on the best forecasts and judgments available at the time such information was provided.

The business plans of the Companies that SMBC Nikko Securities used as a basis for the calculation in the DCF Method do not incorporate synergies resulting from the Share Transfer. The business plan of TSS for the fiscal years from March 2026 to March 2028 that SMBC Nikko Securities used as the basis for the calculation in the DCF Method does not include any fiscal years that are expected to show significant changes in profit or significant changes in free cash flow compared to the previous fiscal year. The business plan of R&D for the fiscal years from March 2026 to March 2028 that SMBC Nikko Securities used as the basis for the calculation in the DCF method includes a fiscal year in which significant changes in profit and significant changes in free cash flow compared to the previous fiscal year are expected. Specifically, for the fiscal year ending March 2026, R&D expects a significant increase in operating profit and EBITDA compared to the previous fiscal year (year-on-year increases of 39% and 36%, respectively) and a significant increase in free cash flow compared to the previous fiscal year (year-on-year increase of 36%) due mainly to a large-scale unprofitable project active from the end of the fiscal year ending March 2024 through the first quarter of the fiscal year ending March 2025 concluding at the end of March 2025, meaning the extinguishment of a loss-causing factor.

Nomura Securities performed its calculation in relation to the Share Transfer Ratio by adopting the following: the average market share price method, because the shares of the Companies are listed on the TSE Prime Market and thus each has a referenceable market share price; the comparable companies method, because multiple listed companies that can be compared to the Companies exist and it is possible to make analogical inferences of share prices by comparing similar companies for each of the Companies; and the DCF Method in order to reflect the status of future business activities.

The calculation results for each method are as follows. Note that “Calculation ranges for share transfer ratio” below indicates the ranges for shares of common stock in the Joint Holding Company allocated per share of common stock in TSS if one share of common stock in the Joint Holding Company is allocated per share of common stock in R&D.

Calculation ranges for share transfer ratio
Average market share price method	1.16–1.43
Comparable companies method	0.84–1.27
DCF Method	1.18–1.34

The calculation reference date for the average market share price is November 12, 2025, and the calculation has been made based on the closing price on the calculation reference date, the simple average closing price for five business days from November 6, 2025 to the calculation reference date, the simple average closing price for one month from October 14, 2025 to the calculation reference date, the simple average closing price for three months from August 13, 2025 to the calculation reference date, and the simple average closing price for six months from May 13, 2025 to the calculation reference date.

In calculating the share transfer ratio above, Nomura Securities has used information provided to it by the Companies, publicly available information, and the like assuming that all such materials, information, and the like are accurate and complete, and Nomura Securities has not made any independent study of the accuracy or completeness thereof. Nomura Securities has not made any independent assessment, appraisal, or evaluation, and has not requested any independent institution to conduct any appraisal or evaluation, in connection with any assets or liabilities (including derivative transactions, off-balance-sheet assets or liabilities, or other contingent liabilities) of the Companies or any of their affiliates, including analysis or assessment of individual assets and liabilities. The calculation of the share transfer ratio by Nomura Securities reflects information and economic conditions as of November 12, 2025. Furthermore, the financial projections and other forward-looking information concerning R&D have been reasonably prepared by the management of R&D based on the best and most honest forecasts and judgments currently available, and the financial projections and other forward-looking information concerning TSS have been reasonably reviewed and confirmed by the management of R&D based on the best and most honest forecasts and judgments currently available. These calculations are premised on the assumption that the financial conditions of the Companies will evolve in accordance with such projections.

The business plans of the Companies that Nomura Securities used as a basis for the calculation in the DCF Method do not incorporate synergies resulting from the Share Transfer. The business plan of R&D for the fiscal years from March 2026 to March 2028 that Nomura Securities used as the basis for the calculation in the DCF Method includes a fiscal year in which significant changes in profit and significant changes in free cash flow compared to the previous fiscal year are expected. Specifically, for the fiscal year ending March 2026, R&D expects a significant increase in operating profit and EBITDA compared to the previous fiscal year (year-on-year increases of 39% and 36%, respectively) and a significant increase in free cash flow compared to the previous fiscal year (year-on-year increase of 134%) due mainly to a large-scale unprofitable project active from the end of the fiscal year ending March 2024 through the first quarter of the fiscal year ending March 2025 concluding at the end of March 2025, meaning the extinguishment of a loss-causing factor. The business plan of TSS for the fiscal years from March 2026 to March 2028 that Nomura Securities used as the basis for the calculation in the DCF Method does not include any fiscal years that are expected to show significant changes in profit or significant changes in free cash flow compared to the previous fiscal year.

(C)	Matters relating to the listing application for the Joint Holding Company

The Companies plan to submit to the TSE Prime Market a new listing application (for technical listing) for the shares in the Joint Holding Company to be newly established. The listing date is scheduled for April 1, 2026, which is the date of the incorporation registration for the Joint Holding Company.

Further, as the Companies will become wholly owned subsidiaries of the Joint Holding Company through the Share Transfer, the shares in the Companies are scheduled to be delisted from the TSE on March 30, 2026, which is prior to the listing of the shares in the Joint Holding Company. However, if the listing of the shares in the Joint Holding Company is approved, shareholders of the Companies will be able to continue trading on the TSE the shares in the Joint Holding Company received in connection with the Share Transfer.

The listing date for the shares in the Joint Holding Company and the delisting date for the shares in the Companies will be determined in accordance with the regulations of the TSE.

(D)	Measures to ensure fairness

The Companies have taken the following measures to ensure the fairness of the Share Transfer Ratio and the Share Transfer.

(a)	Obtainment of valuation reports regarding share transfer ratio from independent third-party appraisers

In order to ensure the fairness and appropriateness of the Share Transfer Ratio, TSS obtained a valuation report regarding the Share Transfer Ratio dated November 12, 2025 from SMBC Nikko Securities, which is a third-party appraiser that is independent from the Companies. Please refer to “(B) Matters relating to calculation” above for an outline of each valuation report regarding share transfer ratio. In addition, TSS held negotiations and discussions with R&D that referenced the analysis and advice of TSS’s financial advisor and third-party appraiser SMBC Nikko Securities, and TSS resolved at its board of directors meeting held on November 13, 2025 to implement the Share Transfer at the Share Transfer Ratio described in “(i) Details of allotment for the Share Transfer” above. TSS has not obtained from SMBC Nikko Securities an opinion stating that the Share Transfer Ratio is appropriate or fair from a financial perspective (a fairness opinion).

In order to ensure the fairness and appropriateness of the Share Transfer Ratio, R&D obtained a valuation report regarding the Share Transfer Ratio dated November 12, 2025 from Nomura Securities, which is a third-party appraiser that is independent from the Companies. Please refer to “(B) Matters relating to calculation” above for an outline of each valuation report regarding share transfer ratio. In addition, R&D held negotiations and discussions with TSS that referenced the analysis and advice of R&D’s financial advisor and third-party appraiser Nomura Securities, and R&D resolved at its board of directors meeting held on November 13, 2025 to implement the Share Transfer at the Share Transfer Ratio described in “(i) Details of allotment for the Share Transfer” above. R&D has not obtained from Nomura Securities an opinion stating that the Share Transfer Ratio is appropriate or fair from a financial perspective (a fairness opinion).

(b)	Advice from independent law firms

TSS received from its legal advisor for the Share Transfer, namely Nakamura, Tsunoda & Matsumoto, advice from a legal perspective concerning various procedures for the Share Transfer and the decision-making method and processes of the board of directors.

On the other hand, R&D received from its legal advisor for the Share Transfer, namely Mori Hamada & Matsumoto, advice from a legal perspective concerning various procedures for the Share Transfer and the decision-making method and processes of the board of directors.

Both the law firm Nakamura, Tsunoda & Matsumoto and the law firm Mori Hamada & Matsumoto are independent from the Companies, and neither firm has any material conflicts of interest with the Companies.

(E)	Measures to avoid conflicts of interest

As no particular conflict of interest arises between the Companies in connection with the Share Transfer, no special measures have been taken.

(2)	Matters related to amounts of the Joint Holding Company’s stated capital and reserves

The Companies have decided the amounts set out below as the amounts of the Joint Holding Company’s stated capital and reserves upon the establishment of the Joint Holding Company through the Share Transfer.

(i)	Stated capital amount: 2,000,000,000 yen
(ii)	Capital reserve amount: 500,000,000 yen
(iii)	Retained earnings reserve amount: 0 yen

These stated capital and reserve amounts were determined within the scope of the provisions of Article 52 of the Regulations for Corporate Accountings through consultation between TSS and R&D following a comprehensive consideration and review of the scale of the Joint Holding Company and other relevant circumstances.

4.	Matters regarding R&D
(1)	Details of financial statements for the most recent fiscal year (fiscal year ending March 2025)

The details of the financial statements of R&D for the fiscal year ending March 2025 have been omitted in accordance with laws and regulations and the provisions of Article 18 of TSS’s Articles of Incorporation. The details are published online on TSS’s website and the TSE website.

(2)	Details of any event that has had a material impact on the status of company assets and that has occurred after the last day of the most recent fiscal year

Not applicable

5.	Details of any event that has had a material impact on the status of company assets and that has occurred after the last day of the most recent fiscal year of TSS

Not applicable

6.	Matters prescribed in Article 74 of the Regulations for Enforcement of the Companies Act in relation to persons who will become directors of the Joint Holding Company

The following persons will become directors of the Joint Holding Company.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 1989	Joined TSS
	April 2007	Manager, IT Promotion Department, TSS
	April 2010	General Manager, Division V; Manager, IT Promotion Department, TSS
	April 2011	Executive Officer; General Manager, Division VI; Manager, IT Solution Department III, TSS
Tomoyasu Kosaka (January 22, 1966)	April 2015	Managing Executive Officer; General Manager, Business Supervisory Division I, TSS	(1) 160,338 (2) 0 (3) 203,629
	April 2016	Senior Managing Executive Officer; General Manager, Sales & Development Headquarters, TSS
	June 2016	Director, TSS
	April 2018	President and Representative Director, TSS (current position)

Reason for nomination as candidate for Director

Serving as President and Representative Director of TSS since 2018, Mr. Tomoyasu Kosaka’s strong leadership led TSS to the formulation and achievement of a management vision for business growth, as he managed TSS in an accurate, fair and efficient manner, utilizing his experience and track record of supervising sales and development divisions. In particular, he has worked on building an earnings base through business process reform and business model transformation, originating from the value provided to society through the acceleration of DX. He has also engaged in the promotion of Diversity, Equity & Inclusion as chairperson of the Sustainability Committee, as well as the reformation of M&A, corporate governance reform, and the like. Based on the foregoing, he has been determined to be capable of contributing to the management of the Joint Holding Company, and has been nominated as a candidate for Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 1995	Joined Mitsui Toatsu Chemicals, Inc. (currently Mitsui Chemicals, Inc.)
	March 2010	Temporarily transferred to Mitsui Chemicals (Shanghai) Co., Ltd. General Manager, Electronic Information and Functional Material Sales Division
	February 2014	Joined R&D Executive Officer; General Manager, Sales Division, R&D
Yoshiaki Fukushima (May 5, 1969)	June 2014	Director; General Manager, Sales Division, R&D	(1) 0 (2) 2,073,100 (3) 2,073,100
	April 2016	Director; General Manager, Industrial Public Works Division 1, R&D
	April 2017	Director; General Manager, Industrial Public Works Supervisory Division
	April 2018	Managing Director, R&D
	June 2018	President and Representative Director, R&D (current position)

Reasons for nomination as candidate for Director

As R&D’s Representative Director, Mr. Yoshiaki Fukushima has reliably addressed management issues to contribute to the enhancement of corporate value. He has been actively involved in the selection and integration of the business structure and the promotion of DX business. Based on the foregoing, he has been determined to be capable of contributing to the management of the Joint Holding Company, and has been nominated as a candidate for Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 1992	Joined TSS
	April 2011	Manager, IT Solution Department IV, TSS
	April 2016	General Manager, Division III; Manager, IT Solution Department II, TSS
	April 2017	Executive Officer; General Manager, Division III; Director of New Technology Research Office, TSS
	April 2018	Executive Officer; General Manager, Division IV; Director of Advanced Technology Development Office, TSS
Kazuhisa Sasanuma (September 26, 1970)	April 2019	Executive Officer; Director of Project Innovation Office, TSS	(1) 41,663 (2) 0 (3) 52,912
	April 2020	Executive Officer; General Manager, Division VI, TSS
	October 2020	Executive Officer; Deputy General Manager, Sales & Development Headquarters; General Manager, Division VI, TSS
	April 2021	Managing Executive Officer; General Manager, Sales & Development Headquarters, TSS
	June 2022	Director, TSS (current position)
	April 2025	Managing Executive Officer; General Manager, Human Resources Development Division, TSS (current position)

Reason for nomination as candidate for Director

Serving as General Manager of TSS’s Sales & Development Headquarters since 2021, Mr. Kazuhisa Sasanuma has led TSS’s sales and development divisions with his strong leadership and ability to command. Utilizing his wealth of knowledge in new and advanced technologies, he has promoted business portfolio reform by accurately identifying social conditions. He is also highly skilled in project management and has demonstrated his abilities toward improving corporate performance. In addition, he serves as a member of the Sustainability Committee of TSS and promotes Diversity, Equity & Inclusion. He has also demonstrated skills in strengthening and promoting human capital management. Based on the foregoing, he has been determined to be capable of contributing to the management of the Joint Holding Company, and has been nominated as a candidate for Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 1992	Joined TSS
	April 2012	Manager, System Solution Department VI, TSS
	April 2018	Executive Officer; General Manager, Division II, TSS
Masayo Sunaga (January 4, 1970)	April 2023	Executive Officer; General Manager, Administration Headquarters, TSS	(1) 23,028 (2) 0 (3) 29,245
	June 2023	Director, TSS (current position)
	April 2024	Managing Executive Officer; General Manager, Corporate Planning Headquarters; Manager, Corporate Planning Department, TSS
	April 2025	Managing Executive Officer; General Manager, Corporate Administration Division, TSS (current position)

Reason for nomination as candidate for Director

Serving as Executive Officer of TSS since 2018, and also in her capacity as Division General Manager, Ms. Masayo Sunaga has demonstrated her ability to improve quality and productivity and to resolve issues in project development at TSS. In addition, as General Manager of Corporate Administration, she has been in charge of financial closing and disclosure operations and the like, and has an abundant knowledge of finance, accounting and compliance. Through appropriate and legally compliant monitoring, she has demonstrated strong leadership and the ability to command to build a sound earnings, and has appropriately carried out corporate administration. She also serves as a member of the Sustainability Committee of TSS and promotes Diversity, Equity and Inclusion. She also possesses extensive experience of business operations and a high level of ability in permeating and promoting a corporate culture that respects diversity. Based on the foregoing, she has been determined to be capable of contributing to the management of the Joint Holding Company, and has been nominated as a candidate for Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 2002	Joined TSS
	April 2017	Director of Business Development Office, TSS
	April 2022	Division Manager, Division IV, TSS
	April 2024	Executive Officer; Sales Manager, TSS
Takanori Ishii (May 19, 1977)	April 2025	Managing Executive Officer; General Manager, Sales & Development Headquarters; Sales Manager, TSS	(1) 22,778 (2) 0 (3) 28,928
	October 2025	Managing Executive Officer; General Manager, Sales & Development Headquarters, Sales Manager, TSS
	December 2025	Managing Executive Officer; General Manager, Sales & Development Headquarters; General Manager, Division V, TSS (current position)

Reason for nomination as candidate for Director

Serving as a Division Manager at TSS since 2022, and also in his capacity as Executive Officer and General Manager of Sales & Development Headquarters, Mr. Takanori Ishii has robustly led TSS’s sales and development divisions by utilizing TSS’s own AI tools to enhance production efficiency. He also has abundant knowledge and experience in the field of new technologies and digital transformation (DX), and has contributed significantly to the creation of businesses that help resolve customer issues. Based on the foregoing, he has been determined as someone expected to contribute to the management of the Joint Holding Company, and has been nominated as a candidate for Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 1980	Joined Fujitsu Limited
	April 2008	Director, Fujitsu Nagano Systems Engineering Limited (currently Fujitsu Limited)
	April 2012	Corporate Executive Office; EVP, IT Solutions Unit, Fujitsu Systems East Limited (currently Fujitsu Limited)
	April 2014	Corporate Executive Officer; Head of IT Solutions Unit, Fujitsu Systems East Limited (currently Fujitsu Limited)
Keiichi Yamamura (November 5, 1957)	April 2016	Head of IT Solutions Unit, Eastern Japan BG of GSI Business Unit, Fujitsu Limited	(1) 0 (2) 5,800 (3) 5,800
	April 2017	Head of IT Solutions Unit, Global Delivery Group, Fujitsu Limited
	April 2018	Joined R&D
	June 2018	Managing Director; General Manager, Administration Division, R&D
	April 2019	Managing Director, R&D
	June 2019	Director; Managing Executive Officer, R&D (current position)
	April 2021	President and Representative Director infree Corporation (current position)

Reasons for nomination as candidate for Director

Mr. Keiichi Yamamura has extensive experience and a track record in management and business execution at Fujitsu Limited and its group. Currently, he is working to promote the establishment of new business fields, including serving as General Manager of the DX Promotion Division as Director and Managing Executive Officer of R&D. Based on the foregoing, he has been determined to be capable of contributing to the management of the Joint Holding Company, and has been nominated as a candidate for Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 1995	Joined R&D
	October 2007	General Manager, Service Business Department 1, R&D
	April 2008	General Manager, Business Department 1, R&D
Isao Hironaga (September 20, 1970)	April 2010	General Manager, Industrial Public Works Supervisory Department 1, R&D	(1) 0 (2) 79,500 (3) 79,500
	April 2011	Executive Officer; General Manager, Industrial Public Works Division, R&D
	April 2012	Executive Officer; General Manager, Business Innovation Division, R&D
	June 2012	Director; Executive Officer; General Manager, Business Innovation Division, R&D (current position)
	June 2022	President and Representative Director, Technigate Co., Ltd. (current position)

Reasons for nomination as candidate for Director

Mr. Isao Hironaga has extensive business execution experience primarily in the industrial IT solutions business field, and is promoting the launch of new businesses at R&D’s by serving as the General Manager of the cloud division and the solution development division. Based on the foregoing, he has been determined to be capable of contributing to the management of the Joint Holding Company, and has nominated as a candidate for Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 1994	Joined Green House Foods Co. Ltd.
	May 2006	Joined Club iT Corporation (currently Broadmedia Corporation)
	February 2009	Joined R&D
	April 2009	General Manager, Accounting and Finance Department, Administration Division, R&D
Fumitoshi Okuno (January 5, 1971)	April 2015	Executive Officer; General Manager, Corporate Administration Supervisory Department, Administration Division, R&D	(1) 0 (2) 6,242 (3) 6,242
	April 2019	Executive Officer; General Manager, Corporate Administration Division, R&D
	June 2019	Director; Executive Officer; General Manager, Corporate Administration Division, R&D (current position)
	April 2021	Audit & Supervisory Board Member, infree Corporation (current position)
	April 2022	Audit & Supervisory Board Member, Technigate Co., Ltd. (current position)

Reasons for nomination as candidate for Director

Mr. Fumitoshi Okuno has overseen R&D’s accounting and financial strategy, and has extensive experience and a track record in accounting and finance. As an Executive Officer R&D since April 2015, he has promoted preparations for an initial public offering, management control, reinforcement of governance and other activities. As the General Manager of Corporate Administration Division, he currently working on the promotion of M&A, IR, and the establishment of internal controls. Based on the foregoing, he has been determined to be capable of contributing to the management of the Joint Holding Company, and has been nominated as a candidate for Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 1982	Joined Nippon Steel Corporation
	November 1989	Seconded to Nippon Steel Information and Communication Systems Inc. (currently NS Solutions Corporation)
	October 2004	Director, Corporate Planning & Marketing Department, Financial System Solutions
	April 2006	Director, Sales Department III, Financial System Solutions Division
	April 2008	Director, Information Solutions Division, Financial System Solutions Bureau
Hiroyuki Morita (July 16, 1958)	June 2012	Executive Director; Director, Corporate Planning & Strategy Alliance Department; Director, Accounting & Finance Department	(1) 110 (2) 0 (3) 139
	April 2013	Executive Director; Director, Retail & Service Business System Solutions Division, Industrial & Retail Business System Solutions Bureau
	June 2015	Executive Director; Senior Executive Officer; Director, Industrial & Retail Business System Solutions Bureau
	April 2016	Executive Director; Managing Executive Officer; Director, Industrial & Retail Business System Solutions Bureau; Director, Sales Planning & Management Bureau
	April 2019	Representative Director & President
	April 2023	Senior Executive Advisor
	June 2024	Senior Advisor
	June 2024	Outside Director, TSS (current position)
	June 2024	Outside Director, SOHGO SECURITY SERVICES CO. LTD. (currently ALSOK CO. LTD.) (current position)

Reason for nomination as candidate for Outside Director and summary of expected roles

Mr. Hiroyuki Morita, formerly of Nippon Steel Corporation, has served in significant positions including Representative Director & President of NS Solutions Corporation, and possesses deep insight, outstanding personal attributes and high ethical standards backed by abundant experience in corporate management. In addition, he is well-versed in a broad range of fields including financial, industrial and retail solution businesses, finance and accounting, and corporate governance. It is determined that he can be expected to enhance the rationality and transparency of the Joint Holding Company’s management and strengthen the supervisory function of the Board of Directors from an outside perspective by utilizing his extensive experience. It has also been determined that he can be expected to continue providing appropriate advice on the Joint Holding Company’s management and appropriate supervision of its business execution, and thus he has been nominated as a candidate for Outside Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 1978	Joined Hitachi Software Engineering Co. Ltd. (currently Hitachi Solutions, Ltd.)
	April 2008	Executive Officer; General Manager, Industrial Systems Division
Akira Uemura (September 19, 1954)	April 2009	Executive Officer; General Manager, Communications & Industrial Systems Division	(1) 0 (2) 0 (3) 0
	April 2010	Executive Vice President, Nippon Securities Technology Co., Ltd.
	May 2010	President and Representative Director
	June 2019	Advisor
	June 2020	Director, TAKAOKA TOKO CO. LTD. (current position)
	June 2025	Outside Director, TSS (current position)

Reason for nomination as candidate for Outside Director and summary of expected roles

Mr. Akira Uemura, formerly of Hitachi Solutions, Ltd., was in charge of communications and industrial systems divisions for many years, and he possesses a high level of professional knowledge. He also served as President and Representative Director of a financial solutions system company, and has broad experience, deep insight, and high ethical standards as a corporate manager. It is expected that he will provide appropriate advice on the management of the Joint Holding Company at Board of Directors meetings and appropriate supervision of business execution. It has also been determined that he can be expected to provide professional advice regarding the Joint Holding Company’s communications and financial solutions systems, and thus he has been nominated as a candidate for Outside Director.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	July 2001	First elected as a Tokyo Metropolitan Assembly Member
	October 2003	Vice Chairperson, Finance Committee
	October 2006	Chairperson, Public Enterprise Committee
	April 2007	Chairperson, Urban Development Committee
Ichiro Akita (June 2, 1966)	July 2013	Executive Acting Secretary-General, Tokyo Togikai Jiminto	(1) 0 (2) 0 (3) 0
	October 2014	Chairperson, Police/Fire Fighting Committee
	March 2015	Director, Special Committee on Measures to Promote Olympic & Paralympic Games
	June 2015	Outside Director, R&D (current position)
	August 2015	Chairperson, Policy Research Council, Tokyo Togikai Jimino
	July 2017	Elected as a Tokyo Metropolitan Assembly Member for a fourth term
	August 2017	Secretary-General of Tokyo Togikai Jiminto

Reason for nomination as candidate for Outside Director and summary of expected roles

Mr. Ichiro Akita has keen insights based on his extensive experience gained as a Tokyo Metropolitan Assembly Member. It has been determined that he can be expected to suitably play a role in supporting the Joint Holding Company’s overall management from an objective perspective and in monitoring and supervising management, and thus he has been nominated as a candidate for Outside Director. Although he has not been directly involved in corporate management other than serving as an outside director, he has been determined to be capable of performing duties as an Outside Director of the Joint Holding Company.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 1982	Joined The Sumitomo Trust and Banking Company, Limited (currently Sumitomo Mitsui Trust Bank, Limited)
	April 1985	Joined Retail Information Systems Co., Ltd.
	October 1986	Joined Needs Well Inc.
Hiromi Kimura (December 4, 1959)	October 2002	General Manager, Corporate Planning Office	(1) 0 (2) 300 (3) 300
	April 2011	General Manager, Internal Audit Office
	December 2013	Director; General Manager, Corporate Management Planning Office
	December 2020	Director; Executive Officer and in charge of CC Office
	March 2022	Retired from Needs Well Inc.
	April 2022	Audit & Supervisory Board Member, Penetrate of Limits Co. Ltd.
	June 2023	Outside Director, R&D (current position)

Reason for nomination as candidate for Outside Director and summary of expected roles

Ms. Hiromi Kimura has been involved in the IT service industry for many years, and has extensive industry knowledge. Moreover, she also has experience in corporate management. It has been determined that she can be expected to appropriately use her extensive knowledge and management experience in decision-making in the Joint Holding Company’s corporate operations and in the role of monitoring and supervising the execution of duties by the Board of Directors, and has been nominated as a candidate for Outside Director.

Notes: 1.   The numbers of shares held in TSS and in R&D are stated based on the ownership status as of March 31, 2025. The number of shares in the Joint Holding Company to be allocated is stated based on this ownership status, taking into account the Share Transfer Ratio. The actual number of shares to be allocated may vary depending on the number of shares held immediately prior to the establishment date of the Joint Holding Company.

2.	None of the candidates has any special interest in TSS or R&D, and none of the candidates are expected to develop any special interest in the Joint Holding Company.
3.	Mr. Hiroyuki Morita, Mr. Akira Uemura, Mr. Ichiro Akita, and Ms. Hiromi Kimura are candidates for Outside Directors.
4.	The Joint Holding Company plans to submit notification to TSE of the designation of Mr. Hiroyuki Morita, Mr. Akira Uemura, Mr. Ichiro Akita, and Ms. Hiromi Kimura as independent officers pursuant to the provisions of TSE.
5.	Mr. Hiroyuki Morita is currently an Outside Director of TSS but will have served as Outside Director for one year (any fraction of less than one year being disregarded) as of the convening date of the General Meeting of Shareholders.
6.	Mr. Akira Uemura is currently an Outside Director of TSS; however, his term of office as an Outside Director will six months as of the convening date of the conclusion of the General Meeting of Shareholders.
7.	Mr. Ichiro Akita is currently an Outside Director of R&D and will have served as Outside Director for 10 years (any fraction of less than one year being disregarded) as of the convening date of the General Meeting of Shareholders.

8.	Ms. Hiromi Kimura is currently an Outside Director of R&D and will have served as Outside Director for two years (any fraction of less than one year being disregarded) as of the convening date of the General Meeting of Shareholders.
9.	Mr. Hiroyuki Morita and Mr. Akira Uemura are currently Outside Directors of TSS; however, they are scheduled to resign as Directors of TSS on the day before the Effective Date of the Share Transfer (March 31, 2026) and become Outside Directors of the Joint Holding Company as of the Effective Date of the Share Transfer (April 1, 2026).
10.	Mr. Ichiro Akita and Ms. Hiromi Kimura are currently Outside Directors of R&D; however, they are scheduled to resign as Directors of R&D on the day before the Effective Date of the Share Transfer (March 31, 2026) and become Outside Directors of the Joint Holding Company as of the Effective Date of the Share Transfer (April 1, 2026).

7.	Matters prescribed in Article 76 of the Regulations for Enforcement of the Companies Act in relation to persons who will become company auditors of the Joint Holding Company

The following persons will become company auditors of the Joint Holding Company.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 1986	Joined TSS
	April 2010	Manager, General Affairs Department, TSS
	April 2014	Executive Officer; Deputy General Manager, Administration Headquarters; Manager, Human Resources Department, TSS
	April 2016	Executive Officer; General Manager, Administration Headquarters; Manager Human Resources Department, TSS
Naoki Tanabe (September 5, 1962)	April 2017	Managing Executive Officer; General Manager, Administration Headquarters; Manager, Human Resources Department, TSS	(1) 114,275 (2) 0 (3) 145,129
	April 2018	Managing Executive Officer; General Manager, Administration Headquarters; TSS
	June 2018	Director, TSS
	April 2023	Managing Executive Officer; responsible for Administration Headquarters, TSS
	June 2023	Full-Time Audit & Supervisory Board Member, TSS (current position)

Reason for nomination as candidate for Company Auditor

Mr. Naoki Tanabe long served as Director and General Manager of Administration Division of TSS. He has led the administration division and, with his abundant experience, has been in charge of the enhancement and operation of TSS’s corporate governance, including general affairs pertaining to management and administration, internal controls, risk management, and compliance. He has also monitored and offered advice on the validity and appropriateness of TSS’s management as Company Auditor. Based on the foregoing, he has been determined to be capable of performing duties as a Company Auditor of the Joint Holding Company, and has been nominated as a candidate for Company Auditor.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 1976	Joined Mitsui Trust Bank, Ltd. (currently Sumitomo Mitsui Trust Bank, Limited)
	April 2004	General Manager, System Planning Department, The Chuo Mitsui Trust and Banking Company, Limited (currently Sumitomo Mitsui Trust Bank, Limited)
	July 2005	Executive Officer; General Manager, System Planning Department
	June 2009	Managing Executive Office; General Manager, System Planning Department
Katsuhiko Kudo (May 16, 1953)	July 2011	President and Director, Chuo Mitsui Information Technology Co., Ltd. (currently Sumitomo Mitsui Trust Systems & Services Co., Ltd.)	(1) 0 (2) 0 (3) 0
	April 2012	Managing Executive Officer, Sumitomo Mitsui Trust Holdings, Inc. (currently Sumitomo Mitsui Trust Group, Inc.)
	April 2013	Senior Managing Executive Officer, the same company and Director, Senior Managing Executive Officer, Sumitomo Mitsui Trust Bank, Limited
	June 2018	Outside Director, Encourage Technologies Co., Ltd.
	June 2021	Director (Audit and Supervisory Committee Member) (current position)
	June 2025	Audit & Supervisory Board Member, TSS (current position)

Reason for nomination as candidate for Outside Company Auditor

Mr. Katsuhiko Kudo is from Sumitomo Mitsui Trust Bank, Limited, where he was in charge of system planning. He possesses a high level of professional knowledge, and has also served as President and Director of an affiliated company of the trust bank and Director (Audit and Supervisory Committee Member) of an IT company, and has broad experience, deep insight, and high ethical standards as a corporate manager. It is expected that he will be able to provide appropriate advice on management at meetings of the Board of Directors and the Board of Company Auditors based on his professional experience and to conduct highly effective audits in the audit system. Based on the foregoing, he has been determined to be capable of performing duties as an Outside Company Auditor of the Joint Holding Company, and has been nominated as a candidate for Outside Company Auditor.

Name (Date of birth)	Career summary, positions, responsibilities, and significant concurrent positions		(1) Number of shares held in TSS (2) Number of shares held in R&D (3) Number of shares in the Joint Holding Company to be allocated
	April 1984	Joined Fujitsu Limited
	April 2016	Deputy General Manager, Financial Systems Business Division
	April 2018	President, Representative Director, Shiga Fujitsu Software Ltd. (currently Fujitsu Limited)
Toshihiko Hirose (June 12, 1961)	April 2020	Deputy General Manager, Financial Systems Business Division, Fujitsu Limited	(1) 0 (2) 0 (3) 0
	April 2021	Executive Director, Digital Solutions Business Division
	August 2022	Retired from Fujitsu Limited
	June 2023	Audit & Supervisory Board Member, R&D (current position)

Reason for nomination as candidate for Outside Company Auditor

Mr. Toshihiko Hirose possesses specialized knowledge and experience in fields highly relevant to R&D’s business, as well as experience and broad insight into corporate management. It is expected that he will be capable of conducting audits from the perspective of ensuring the appropriateness and validity of the Joint Holding Company’s management decisions. Based on the foregoing, he has been determined to be capable of performing duties as an Outside Company Auditor of the Joint Holding Company, and has been nominated as a candidate for Outside Company Auditor.

Notes: 1    The numbers of shares held in TSS and in R&D are stated based on the ownership status as of March 31, 2025. The number of shares in the Joint Holding Company to be allocated is stated based on this ownership status, taking into account the Share Transfer Ratio. The actual number of shares to be allocated might vary depending on the number of shares held immediately prior to the establishment date of the Joint Holding Company.

2.	None of the candidates has any special interest in TSS or R&D, and none of the candidates are expected to develop any special interest in the Joint Holding Company.
3.	Mr. Katsuhiko Kudo and Mr. Toshihiko Hirose are candidates for Outside Company Auditors.
4.	The Joint Holding Company plans to submit notification to TSE of the designation of Mr. Katsuhiko Kudo and Mr. Toshihiko Hirose as independent officers pursuant to the provisions of TSE.
5.	Mr. Katsuhiko Kudo is currently an Outside Company Auditor of TSS; however, his term of office as a Company Auditor will be less than one year as of the convening date the General Meeting of Shareholders.
6.	Mr. Toshihiko Hirose is currently an Outside Company Auditor of R&D and will have served as Outside Company Auditor for two years (any fraction of less than one year being disregarded) as pf the convening date of the General Meeting of Shareholders.
7.	Mr. Katsuhiko Kudo is currently an Outside Company Auditor of TSS; however, he is scheduled to resign as a Company Auditor of TSS on the day before the Effective Date of the Share Transfer (March 31, 2026) and become an Outside Company Auditor of the Joint Holding Company as of the Effective Date of the Share Transfer (April 1, 2026).

8.	Matters prescribed in Article 77 of the Regulations for Enforcement of the Companies Act in relation to the person who will become financial auditor of the Joint Holding Company

The following entity will become the financial auditor of the Joint Holding Company.

Name	Deloitte Touche Tohmatsu LLC
Location of principal office	Marunouchi Nijubashi Building, 3-2-3 Marunouchi, Chiyoda-ku, Tokyo
History	May 1968	Tohmatsu Awoki Tsuda Tsukada Awoki Uno Kasukabe & Co. established
	May 1975	Joined Touche Ross International (TRI)
	October 1986	Merged with Sanwa & Co. (established in June 1973) and changed corporate name to Tohmatsu Awoki & Sanwa
	April 1988	Merged with Marunouchi & Co. (established in December 1968)
	October 1988	Merged with Nishikata Audit Corporation (established in August 1969) and Sapporo Dai-ichi Kaikei Audit Corporation (established in April 1976)
	February 1990	After TRI merged with Deloitte Haskins & Sells International (in January 1990) and became Deloitte Ross Tohmatsu International (currently Deloitte Touche Tohmatsu Limited (DTTL)), Tohmatsu Awoki & Sanwa merged with Mita Audit Corporation (established in June 1985) and changed its name to Tohmatsu & Co.
	April 2001	Merged with SAN-AI Audit Corporation (established in May 1983)
	July 2002	Merged with Seiwa Audit Corporation (established in December 1974)
	July 2009	Converted to a limited liability audit corporation and changed corporate name in English to Deloitte Touche Tohmatsu LLC
Total number of companies audited	3,215 (as of May 31, 2025)
Stated capital	JPY 1,288,000,000
Personnel

Partners (Certified Public Accountants): 439

Designated Partners: 27

Staff      Certified Public Accountants: 2,275

CPA exam passers and others: 1,303

Other professionals: 2,165

Administrative staff: 86

Total: 6,295

Reasons for nomination as candidate for Financial Auditor

Deloitte Touche Tohmatsu LLC is nominated as a candidate for financial auditor because it has been determined that Deloitte Touche Tohmatsu LLC possesses the expertise, independence, and internal control systems required of a financial auditor for the Joint Holding Company, and is therefore qualified for the role.

FAQ (1/4)

Q:	What are the background and purpose of the Management Integration?

A:	The information services industry finds itself in an environment that his rapidly evolving and where competition is further intensifying, as DX, cloud migration, the adoption of generative AI, and other large-scale changes encircle the information services industry. In light of these circumstances, the Companies determined that―in order to achieve sustainable growth and enhance medium- to long-term corporate value―they will need to integrate their business, technological, and human resources and strengthen their development capabilities and profitability by building a platform and mutually leveraging their sales infrastructures. With this in mind, the Companies decided to implement the Management Integration in a spirit of equality.

Q:	What kinds of initiatives will the Companies advance through the Management Integration?

A:	Through the Management Integration, the Companies will advance the following synergy-creating initiatives, with the aim of establishing a unique positions within the information services industry and enhancing corporate value by integrating and effectively utilizing their management resources:
(i)	expansion of customer base and business portfolio;
(ii)	new service creation and project efficiency;
(iii)	strengthening human resources and organizational structure; and
(iv)	cost streamlining and strengthening management foundations.

For details, please see the press release dated November 13, 2025.

FAQ (2/4)

Q:	What is a joint share transfer?

A:	A joint share transfer is a means of organizational restructuring that will cause the Companies to become what is called “wholly owned subsidiary companies resulting from a share transfer,” and the Joint Holding Company that is newly incorporated as a result will be what is called a “wholly owning parent company incorporated in the share transfer.” In this type of restructuring, the Companies’ respective shareholders are given shares in the Joint Holding Company in exchange for their shares in the Companies, and the Joint Holding Company acquires all of the Companies’ issued shares.

Q:	Does the transition to a holding company structure mean that Toho System Science will be delisted?

A:	Through the joint share transfer, a Joint Holding Company will be established, and the Companies will be transferred into the holding company structure.

As a result, the Companies will become the wholly owned subsidiary companies of the newly incorporated Joint Holding Company. Friday, March 27, 2026 is planned as the final day of market trading for each of the Companies’ shares, and the Companies are plan to delist their shares from the TSE on Monday, March 30, 2026, before the listing of the Joint Holding Company.

Q:	What will happen to the shares in Toho System Science that I currently hold?

A:	Shares in the newly incorporated Joint Holding Company are planned to be allotted to everyone who is a shareholder as of the April 1, 2026 effective date. A technical listing on the TSE’s Prime Market is planned for the Joint Holding Company, and all of the shareholders will continue to be able to trade , the shares in the Joint Holding Company in single share units. Each shareholder will be allotted 1.27 shares of common stock in the Joint Holding Company for each share of common stock held in TSS.

FAQ (3/4)

Q:	When will trading of Toho System Science shares end?

A:	TSS is planned to delist its shares from the TSE on Monday, March 30, 2026. Friday, March 27, 2026 is scheduled to be the final day of market trading for TSS’s shares.

Q:	Are there any procedures that shareholders need to follow?

A:	If the Share Transfer Plan is approved at the General Meeting of Shareholders, shares in the Joint Holding Company will be delivered to all of the shareholders who hold shares in the Companies as of the Effective Date. There will be no need for you to follow any special procedures.

Q:	When will trading begin for shares in the newly incorporated holding company?

A:	Shares in the newly incorporated Joint Holding Company are planned to be allotted to all shareholders who hold shares in the Companies as of the Effective Date, which is Wednesday, April 1, 2026. As the plan is to apply for a technical listing on the TSE’s Prime Market for the Joint Holding Company, it is also planned that all of the Companies’ shareholders will continue to be able to trade the shares in the Joint Holding Company, in single share units, beginning from Wednesday, April 1, 2026.

FAQ (4/4)

Q:	What will happen with term-end dividends from Toho System Science for this term?

A:	As stated in “Non-consolidated Financial Results for the Six Months Ended September 30, 2025 (Under Japanese GAAP)”dated November 13, 2025, there is a planned dividend of 20 yen per share for the September 30, 2025 record date, and a planned dividend of 25 yen per share for the March 31, 2026 record date.

Q:	What will happen with shareholder benefits from Toho System Science for this term?

A:	The Company presents a QUO Card with a 2,000 yen value to each eligible shareholder that holds at least one unit of shares as of the September 30 record date each year. For this fiscal year, the QUO Cards were sent out in early December.

Q:	What will the dividends and the shareholder benefits be for the newly incorporated holding company?

A:	In terms of the amount of dividends for the fiscal year ending March 2027 at the Joint Holding Company, the plan is to return profits to shareholders with a target dividend payout ratio of 50% or more (consolidated), taking into consideration of the Companies’ dividend policies to date, dividend levels, the Joint Holding Company’s future business performance, and the like.

Specific details of the policy on shareholder benefits will be announced as soon as they are finalized.

Press release regarding management integration

Follow the link at this QR code for the press release

regarding management integration:

Press release regarding management integration

Contact us here for inquiries concerning investor

relations information: ir@tss.co.jp

Business Report

(from April 1, 2024 to March 31, 2025)

1.	Current status of the corporate group
(1)	Overview of business during the fiscal year under review
(i)	Business activities and results

During the fiscal year under review, the Japanese economy showed signs of a gradual recovery, driven by improvements in the employment and income environments and a rebound in inbound demand, among other factors. However, the economic outlook remains uncertain due to price increases caused by a weakening yen, prolonged surges in raw material and energy prices, heightened geopolitical risks in Ukraine, the Middle East, and other regions, fluctuations in financial and capital markets, concerns about the future of the Chinese economy, and the impact of U.S. economic policies, among other factors.

In the information service industry where the Group operates, corporate investment appetite remains strong, centered on digital transformation (DX) involving business process and business model innovation using digital technologies, such as system and software renewal and cloud migration aimed at improving operational efficiency and productivity amid ongoing labor shortages. Furthermore, there is a growing trend to promote operational efficiency using generative AI and other new technologies. In addition, damage from cyberattacks such as targeted attacks is increasing, thereby making information security measures even more important, and the market size is expected to continue expanding.

Under such circumstances, the Group will strive to achieve its new Medium-term Management Plan (VISION2025), which started in the fiscal year ended March 2024, by continuing to actively promote M&A, strengthening collaboration with business partners, promoting the DX business, investing in human resource development and strengthening fields of expertise, further expanding sales in existing SI fields, and implementing capital policies and shareholder returns, thereby aiming to further enhance corporate value. In particular, the Group is actively promoting a shift toward high-value-added businesses through the strategic selection and concentration of its business structure. Leveraging M&A, the Company worked to further expand Package-based SI Services, a pillar of its growth strategy, by strengthening Group collaboration as well as expanding domains and improving customer satisfaction through strengthened partnerships with existing customers. It also focused on strengthening human resource development for new digital fields such as generative AI, low-code development, and agile development, centered on the DX Promotion Division, as well as on initiatives for cloud shift.

By service line, in the financial sector of System Integration Services, system development projects for banks were steady from the third quarter onward. In addition, in the public sector, sales increased significantly for large-scale projects for government agencies, and in the industry and distribution sector, commissioned development projects for telecommunications carriers were steady. However, net sales decreased for credit card development projects in the financial sector due to a reduction in large-scale project development; in the medical sector due to a reduction in orders for medical accounting system projects, which had grown in the previous fiscal year; and in the industry and distribution sector due to focusing on unprofitable projects, leading to a reduction in other commissioned development projects. As a result, net sales for System Integration Services as a whole amounted to 7,368,883 thousand yen (down 2.7% year-on-year).

For Package-based SI Services, a pillar of the Company’s growth strategy, net sales increased significantly as a result of continuing to handle large-scale projects for SAP-related implementation support and add-on development, the core business of Group subsidiary infree, through a collaborative structure with the Company’s business departments. In addition, new Salesforce business-related orders in the cloud sector, the core of the Company’s DX business, were steady, leading to increased net sales. As a result, net sales for Package-based SI Services as a whole increased to 5,010,986 thousand yen (up 7.2% year-on-year).

For Infrastructure Solution Services, net sales decreased significantly for server/client services due to a reduction in infrastructure construction projects, delays in the start of scheduled new projects, and extended acceptance periods, among other factors. However, net sales increased for network services due to an increase in orders for network construction projects associated with system upgrades for social infrastructure and government agencies.

In addition, orders for cloud services increased in the second half, resulting in a performance exceeding the previous fiscal year. As a result, net sales for Infrastructure Solution Services as a whole amounted to 1,350,859 thousand yen (down 9.3% year-on-year).

As a result of the above, net sales for the fiscal year under review amounted to 13,730 million yen (down 0.0% year-on-year). In terms of profits, the Company has actively invested in human capital, including increased personnel expenses due to revised compensation packages and human resource development expenses for new digital fields. However, the Company significantly increased staffing to complete a large-scale unprofitable project that began at the end of the previous fiscal year and continued into the first quarter, resulting in substantial personnel and outsourcing expenses and the recording of a significant net loss. This large-scale unprofitable project concluded at the end of March 2025, and no losses from this project will occur in the fiscal year ending March 2026. As a result, operating profit was 1,433 million yen (down 17.1% year-on-year), ordinary profit was 1,463 million yen (down 16.1% year-on-year), and profit attributable to owners of parent was 1,023 million yen (down 17.1% year-on-year).

In addition, for non-consolidated results, net sales were 12,223 million yen (down 1.3% year-on-year), operating profit was 1,335 million yen (down 15.4% year-on-year), ordinary profit was 1,364 million yen (down 14.2% year-on-year), and profit was 984 million yen (down 15.5% year-on-year), resulting in decreased revenue and profit.

Net Sales by Service Line

Business category	54th fiscal year (Fiscal year ended March 2024)		55th fiscal year (Fiscal year ended March 2025) (Fiscal year under review)
	Amount (Thousands of yen)	Composition ratio (%)	Amount (Thousands of yen)	Composition ratio (%)
System Integration Services	7,570,535	55.1	7,368,883	53.7
Package-based SI Services	4,673,597	34.0	5,010,986	36.5
Infrastructure Solution Services	1,488,611	10.9	1,350,859	9.8
Total	13,732,744	100.0	13,730,729	100.0

(ii)	Capital investments

Capital investments during the fiscal year under review totaled 120,670 thousand yen. This consisted of 33,368 thousand yen for the purchase of computers and servers used for internal and development operations, and 87,302 thousand yen for software acquisition.

(iii)	Financing activities

There were no significant financing activities to report.

(iv)	Business transfer, absorption-type company split or incorporation-type company split

Not applicable.

(v)	Acquisition of other companies’ business

Not applicable.

(vi)	Succession of rights or duties related to the businesses of other corporations, etc. due to absorption-type merger or absorption-type company split

Not applicable.

(vii)	Acquisition or disposal of shares or other equity interests, or share acquisition rights in other companies

Not applicable.

(2)	Changes in assets and profit and loss in and at the end of the most recent three fiscal years
(i)	Changes in assets and profit and loss of the corporate group
Category	FY2021 52nd fiscal year	FY2022 53rd fiscal year	FY2023 54th fiscal year	FY2024 (Fiscal year under review) 55th fiscal year
Net sales (Thousands of yen)	9,596,440	11,578,940	13,732,744	13,730,729
Ordinary profit (Thousands of yen)	879,643	1,238,200	1,743,967	1,463,371
Profit attributable to owners of parent (Thousands of yen)	627,206	772,096	1,233,862	1,023,309
Basic earnings per share (Yen)	34.93	43.00	68.73	57.00
Total assets (Thousands of yen)	6,500,080	7,502,777	8,712,866	8,348,284
Net assets (Thousands of yen)	4,366,651	4,865,729	5,773,857	5,994,685
Net assets per share (Yen)	243.23	270.17	320.55	332.75
Note:	The Company conducted a 2-for-1 stock split of its common shares on November 1, 2023. Basic earnings per share and net assets per share have been calculated assuming this stock split occurred at the beginning of the 52nd fiscal year.

(ii)	Changes in assets and profit and loss of the Company
Category	FY2021 52nd fiscal year	FY2022 53rd fiscal year	FY2023 54th fiscal year	FY2024 (Fiscal year under review) 55th fiscal year
Net sales (Thousands of yen)	9,213,409	10,518,639	12,381,493	12,223,128
Operating profit (Thousands of yen)	866,576	1,253,902	1,578,924	1,335,911
Ordinary profit (Thousands of yen)	876,412	1,269,531	1,590,900	1,364,314
Profit (Thousands of yen)	641,943	844,487	1,165,821	984,764
Basic earnings per share (Yen)	35.75	47.04	64.94	54.85
Total assets (Thousands of yen)	6,445,788	7,208,305	8,233,687	7,907,218
Net assets (Thousands of yen)	4,388,751	4,943,401	5,781,251	5,955,290
Net assets per share (Yen)	244.46	275.33	322.04	331.73
Notes:	1.	Basic earnings per share is calculated based on the average number of shares outstanding during the period.
2.	Net assets per share is calculated based on the total number of issued shares at the end of the period.
3.	The Company conducted a 2-for-1 stock split of its common shares on November 1, 2023. Basic earnings per share and net assets per share have been calculated assuming this stock split occurred at the beginning of the 52nd fiscal year.

(3)	Parent company and significant subsidiaries
(i)	Parent company

Not applicable.

(ii)	Significant subsidiaries
Company name	Share capital	Voting rights ratio of the Company	Description of major businesses
infree Corp.	15 million yen	100.0%	SAP implementation consulting, add-on development, web system development
Technigate Co., Ltd.	260 million yen	95.7%	Accounting package system development and sales

(4)	Issues to be addressed

The Group announced a new Medium-term Management Plan (VISION2025) on September 29, 2023, and is actively promoting its implementation.

(Key strategy items)

•	Actively promoting M&A
•	Further strengthening collaboration with business partners
•	Promoting DX business
•	Investing in human resource development and further strengthening fields of expertise
•	Further expanding sales in existing SI fields

We are focusing on these key strategy items and tackling the issues to be addressed to achieve the new Medium-term Management Plan (VISION2025).

(i)	Expanding into new growth fields

In the information service industry, which is characterized by rapid technological innovation, it is necessary to actively take on the challenge of new technologies while strengthening existing ones to consistently provide services that satisfy customers.

Within the information service industry, cloud migration and DX are advancing, forcing a shift from traditional development-based business models to service provision-based business models. The Group is strengthening its ability to respond to new and advanced technologies, centered on the DX Promotion Division, by promoting the skill acquisition of new digital technology human resources in fields such as low-code development, agile development, and generative AI, and by strengthening reskilling to acquire newly required skills. In addition, to address the advancement of cloud adoption, we are promoting the acquisition of cloud technology skills by having engineers acquire certifications, centered on the DX Promotion Division. By actively pursuing these initiatives, we aim to expand the number of orders received in new fields.

(ii)	Securing outstanding human resources

The information service industry, where the Group operates, demand is characterized by rapid technological advancement, requiring constant adaptation to the latest technologies. We believe that our most important asset is our outstanding human resources who are capable of meeting this demand.

The Group is working to secure outstanding human resources by clarifying recruitment selection criteria and actively conducting recruitment activities for both new graduates and mid-career hires.

We will continue to actively secure outstanding, high-potential human resources going forward.

(iii)	Strengthening human resource development

We recognize that in order to ensure the continued business development and growth of the Group, it is essential to continuously cultivate human resources with high market value who can adapt to the rapidly changing information service industry, and that the development of human resources possessing advanced specialized skills is a top priority.

To strengthen human resource development, the Human Resource Development Center takes the lead in providing new employees and recent graduates who have work experience with three months of foundational technological training and certification acquisition after joining the company. For engineers, we have established a systematic education system focusing on both technical and management skills to strengthen skills in a balanced manner, promoting not only IT-related certifications but also operational certifications to deepen understanding of customers.

(iv)	Strengthening project management capabilities

An important issue for expanding business with customers and securing appropriate profits is the further strengthening of the management capabilities of each project manager(*) and the expansion of the number of engineers capable of project management.

We are working to strengthen project management capabilities, particularly for engineers oriented toward project manager roles, by having them obtain the Project Management Professional (PMP) certification (certifying body: Project Management Institute, Inc., U.S.A.), an international qualification in project management.

(*)	A project manager is the administrator of a project who is responsible for planning and executing the project.

(v)	Improving quality and securing stable revenue

As ICT(*) becomes more widespread and the strategic value of IT increases, customer expectations for system development are rising each year, making the Group’s differentiation strategy increasingly important. We recognize that offering system quality that satisfies customers is crucial for sustaining and further developing stable transactions with them.

In addition to improving the technical skills of engineers and strengthening project management capabilities, we will strive to further improve quality by strengthening our project support system, centered on the PMO, to ensure and improve quality across the entire Group.

Another issue is securing stable revenue. Ensuring unprofitable projects do not occur is particularly important for securing stable revenue, making the improvement of project management capabilities and quality indispensable. We will work to secure stable revenue by strengthening systematic risk management through the Project Quality Management Office, continuously improving development standard processes, providing project management support, and strengthening employee training.

(*)	Information and communication technology (ICT) is largely synonymous with information technology (IT); however, in addition to the computer technology traditionally implied by IT, ICT emphasizes the communication enabled by such technology.

(vi)	Pursuing group synergies

We became a consolidated company through a business combination by share acquisition in the fiscal year ended March 2022, and added one new company to the Group on April 1, 2022. We will strengthen our competitiveness by pursuing synergies across the entire Group, such as offering higher value-added next-generation services through joint development utilizing the technologies and know-how possessed by each Group company and the strengthening of sales capabilities.

(vii)	Sustainability initiatives

We will contribute to achieving the United Nations’ Sustainable Development Goals (SDGs) for 2030 by providing high-quality system solutions that support safe and secure social infrastructure with our team of outstanding engineers, and will aim to create a workplace where every employee can work in good health and with vitality.

(5)	Description of major businesses (as of March 31, 2025)

In the information service industry, where corporate management and ICT are becoming integrated and where their importance and the speed of technological innovation continue to increase, the Group operates as a system integrator(*1) that provides system solution services to solve system issues directly connected to customers’ management through three services: System Integration Services, Package-based SI Services, and Infrastructure Solution Services.

The Group’s business operates as a single segment encompassing system solution services and related ancillary operations. An overview of its business domains categorized by service line and the Group’s distinctive features are as follows.

Category	Description of business
System Integration Services

System Integration Services forms the core of our business, focusing primarily on commissioned development projects from end-user customers, domestic manufacturers, and major system integrators across diverse sectors including finance (banks, insurance, securities, credit cards), industry and distribution, public, and medical. One of our distinctive features is our ability to provide comprehensive services to customers, handling all processes from planning and proposal through system construction and operation.

First, in the planning and proposal phase, we consult on the customer’s core business systems from management and information technology perspectives, propose solutions to issues that enhance operational efficiency and improve the services the customer provides, and define requirements to clarify the functions to be implemented and the performance to be achieved toward system construction. Next, in the system construction phase, we perform basic design to finalize system functions and determine the user interface as well as detailed design to specify the internal processing for each system function, then proceed to the development of programs and other components. After development, we conduct integration testing to verify the linkage between programs and system testing to confirm the overall functionality and performance of the system. Finally, during system operation testing (acceptance testing), we verify that the developed product meets the customer’s requirements, which leads to delivery. We then provide ongoing maintenance and system operation to ensure the product continues to function properly.

Package-based SI Services

The Group has established alliances with system package vendors(*2) as a pillar of our growth fields. In some cases, we receive the packages and provide comprehensive package-based SI services, including support for implementing software package products (such as Salesforce, SAP, SuperStream, COMPANY, and the Bugyo series) for our customers, along with customization, add-on development, maintenance, and operation.

We are expanding primarily around services that provide implementation support, customization, and add-on development for the cloud computing(*3) sales support and customer management systems provided by Salesforce Japan Co.,Ltd., which began in April 2010.

Infrastructure Solution Services

Infrastructure Solution Services provides a series of services ranging from the implementation of hardware such as servers that form the foundation of customers’ IT systems to the construction of networks, cloud systems, databases, application platforms, and other types of system infrastructure, as well as subsequent operation and maintenance. We also provide services compatible with virtualization technology(*4) from the perspective of effectively utilizing system infrastructure.

We study and analyze the IT system infrastructure environments of various customers, including general corporations, educational institutions such as universities, hospitals, and government agencies, to provide infrastructure solutions tailored to their specific needs.

In addition to infrastructure solutions such as network construction, the Group also offers one-stop solutions combining System Integration Services to meet the needs of end-users, domestic manufacturers, and major system integrators.

(*1)	A system integrator is a business entity that analyzes a customer company’s operations when constructing corporate information systems and undertakes the entire process, including information system planning and proposal, basic design, program development, hardware and software selection and implementation, and maintenance and operation of the completed system.
(*2)	A system package vendor is a business entity that develops and sells software package products that can be used universally across designated industries or operations.
(*3)	Cloud computing is the use of data and application software as a service through the internet, rather than storing them on dedicated servers or computers as was traditionally done.
(*4)	Virtualization is the flexible division or integration of resources that make up a computer system, such as processors, memory, disks, and communication lines, and their combinations, independent of their physical configuration. It includes technologies such as server virtualization, which logically divides a single server computer as if it were multiple computers to allow different operating systems or application software to run on each, as well as storage virtualization, which treats multiple disks as if they were a single disk to allow large amounts of data to be stored collectively or to enhance fault tolerance.

(6)	Major offices (as of March 31, 2025)
Name	Location
Head office	Minato-ku, Tokyo
Kansai Business Office	Nishi-ku, Osaka-shi

(7)	Employees (as of March 31, 2025)
(i)	Employees of the corporate group
Number of employees	Change from end of previous fiscal year
563	+3
Note:	The number of employees is the total of full-time and contract employees (excluding short-term).

(ii)	Employees of the Company
Number of employees	Change from end of previous fiscal year	Average age	Average length of service
514	+4	40.7	10.8
Note:	The number of employees is the total of full-time and contract employees (excluding short-term).

(8)	Major creditors (as of March 31, 2025)

Not applicable.

(9)	Other significant matters concerning status of the corporate group

Not applicable.

2.	Shares (as of March 31, 2025)
(1) Total number of authorized shares	36,000,000 shares
(2) Total number of issued shares	17,967,900 shares
(3) Number of shareholders	10,660
(4)	Major shareholders (top 10 shareholders)
Shareholder name	Number of shares (shares)	Shareholding ratio (%)
Yoshiaki Fukushima	2,073,100	11.55
Toshiaki Tamura	1,679,600	9.36
Sanpo Co., Ltd.	1,665,520	9.28
Itsuko Takazawa	1,319,600	7.35
Yoshihiro Tamura	882,600	4.92
Kazuya Takanashi	869,600	4.84
Nobuaki Tamura	810,000	4.51
Fukushima Industry Co., ltd.	532,500	2.97
Hideo Tamura	529,570	2.95
R&D COMPUTER Employee Stock Ownership Association	359,490	2.00
Note:	The shareholding ratio is calculated excluding treasury shares (15,734 shares).

3.	Matters concerning share acquisition rights

Not applicable.

4.	Officers of the Company
(1)	Directors and Audit & Supervisory Board Members (as of March 31, 2025)
Position in the Company	Name	Responsibility in the Company, and significant concurrent positions outside the Company
Chairman and Director	Hideo Tamura
President and Representative Director	Yoshiaki Fukushima
Director	Keiichi Yamamura	Managing Executive Officer and General Manager of the DX Promotion Division
Director	Isao Hironaga	Executive Officer and General Manager of Business Innovation Division
Director	Fumitoshi Okuno	Executive Officer and General Manager of Corporate Administration Division
Director	Ichiro Akita
Director	Hiromi Kimura
Director	Kazuhiro Kido	Kido Certified Public Accountant Office Outside Director of KASAI KOGYO CO., LTD. (Audit & Supervisory Committee Member)
Full-time Audit & Supervisory Board Member	Toshihiko Hirose
Audit & Supervisory Board Member	Tomohisa Shinagawa	Tomohisa Shinagawa Law Office Compliance Officer of Unison Capital, Inc.
Audit & Supervisory Board Member	Norihiko Taniguchi	Director of Winnersoft Co., Ltd.
Audit & Supervisory Board Member	Yasuo Ishikawa
Notes:	1.	Directors Ichiro Akita, Hiromi Kimura, and Kazuhiro Kido are outside Directors.
2.	Audit & Supervisory Board Members Toshihiko Hirose, Tomohisa Shinagawa and Norihiko Taniguchi are outside Audit & Supervisory Board Members.
3.	Audit & Supervisory Board Member Tomohisa Shinagawa has insight and knowledge in the field of corporate law as Senior Counsel at the law firm of Mori Hamada & Matsumoto, the previous position.
4.	Audit & Supervisory Board Member Norihiko Taniguchi is well-versed in corporate management from his previous position at Fujitsu Limited.
5.	The Company has submitted notification to the Tokyo Stock Exchange concerning the designation of Directors Ichiro Akita, Hiromi Kimura and Kazuhiro Kido as independent officers.
6.	The Company established an executive officer system effective April 1, 2011, to enhance organizational management capabilities, thereby enabling Directors to focus on management and oversight.

(As of March 31, 2025)

Position in the Company	Name	Responsibility
Executive Officer	Katsuzumi Araki	General Manager of Kansai Business Division
Executive Officer	Teruki Hanzawa	General Manager of Solution Sales Division
Executive Officer	Noriyoshi Arikawa	General Manager of Industrial Public Works Division

(2)	Overview of limited liability agreements

The Company has entered into agreements with outside Directors Ichiro Akita, Hiromi Kimura, and Kazuhiro Kido as well as Audit & Supervisory Board Members Toshihiko Hirose, Tomohisa Shinagawa, Norihiko Taniguchi, and Yasuo Ishikawa to limit their liability for damages under Article 423, paragraph (1) of the Companies Act. Liability for damages is limited to the minimum liability amount provided for under the laws and regulations. This limitation on liability is recognized only when the outside Directors and outside Audit & Supervisory Board Members have acted in good faith and without gross negligence in the performance of the duties that gave rise to the liability.

(3)	Overview of a directors and officers liability insurance policy

The Company has entered into a directors and officers liability insurance policy with an insurance company. Those covered under this insurance policy are Directors, Audit & Supervisory Board Members, and Executive Officers of the Company, and the Company bears the full cost of the premiums. This insurance policy provides compensation for damages that may arise from the insured being held liable in connection with the performance of their duties or from claims made in pursuit of such liability. However, compensation is not provided for losses arising from criminal acts committed by the insured, or for acts committed with the knowledge that it violates laws or regulations.

(4)	Amount of remuneration for Directors and Audit & Supervisory Board Members
(i)	Policy, etc. on determination of details of remuneration for officers, etc.
■	Basic policy

The Company’s basic policy for remuneration of the Directors of the Company is to pay Directors at an appropriate level based on their responsibilities while ensuring objectivity and transparency through a remuneration system that fully functions as an incentive to sustainably enhance corporate value. Specifically, remuneration, etc. for Directors (excluding outside Directors) consists mainly of fixed basic remuneration, performance-linked remuneration, and share-based remuneration, and for outside Directors, it consists solely of basic remuneration, in consideration of their responsibilities. The amount of remuneration, etc. shall be determined upon deliberation by the voluntary Nomination and Remuneration Advisory Committee, which is chaired by the outside Director and is made up by a majority of outside Directors.

■	Policy regarding the determination of the amount of remuneration, etc. for individual Directors for basic remuneration (monetary remuneration) (including the policy on determining the timing and conditions for granting remuneration, etc.)

Basic remuneration for Directors of the Company is fixed monthly remuneration. The amount is determined comprehensively, taking into account the Director’s position, responsibilities, and years of service, while also considering the Company’s performance, economic conditions, and the level of officer remuneration at companies of comparable size.

■	Policy regarding the determination of the details, amount, and calculation method of performance-linked remuneration and non-monetary remuneration (share-based remuneration), etc. (including the policy on determining the timing and conditions for granting remuneration, etc.)

Performance-linked remuneration, etc. for Directors (excluding outside Directors) reflects key performance indicators (KPIs) to enhance awareness of improving performance each fiscal year. The amount is determined as a bonus calculated based on the degree of achievement relative to targets and standard values for each fiscal year’s sales, operating profit, operating profit margin, sales per person/month, and gross profit per person/month, and is paid by the end of June following the conclusion of the Annual General Meeting of Shareholders. In addition, non-monetary remuneration (share-based remuneration), etc. aims to promote long-term stable stock ownership, further share value with shareholders, and provide incentives to the eligible Directors to continuously enhance corporate value. The total amount of this performance-linked remuneration, etc. and non-monetary remuneration, etc. is determined with an upper limit of 5% of the operating profit for the relevant fiscal year.

■	Policy regarding the determination of the ratio of the amount of remuneration, etc. for individual Directors for monetary remuneration, performance-linked remuneration, etc., and non-monetary remuneration, etc.

The remuneration ratio by type of Director at the Company is as follows.

Category	Basic remuneration	Performance-linked remuneration, etc. and non-monetary remuneration, etc.
Directors (excluding outside Directors)	Approximately 60-80%	Approximately 20-40%
Outside Director	100%	–

The Company’s performance-linked remuneration and non-monetary remuneration of are determined with an upper limit of 5% of the operating profit for the relevant fiscal year.

Therefore, the above composition ratios fluctuate based on the performance of each fiscal year, and figures provided are estimates based on past results.

■	Policy regarding the determination of details of remuneration, etc. for individual Directors

The determination of specific details regarding the amount of individual remuneration, etc., has been delegated to Chairman and Director Hideo Tamura pursuant to a resolution of the Board of Directors. The content of this authority includes the determination of the amount of basic remuneration for individual Directors and the amount of performance-linked remuneration evaluated and allocated as bonuses based on the performance of the businesses overseen by each Director. The reason for this delegation is that the Chairman and Director was deemed the most suitable person to evaluate the performance of the department(s) overseen by each Director while taking into account the Company’s performance and other factors. To ensure that this authority is exercised appropriately by the Chairman and Director, the Chairman and Director consults in advance with the voluntary Nomination and Remuneration Advisory Committee, which is chaired by an outside Director and is made up by a majority of outside Directors, to obtain its recommendation on the draft proposal. A determination is then made based on the details of that recommendation.

For non-monetary remuneration, the Board of Directors resolves the number of shares to be allocated, etc., based on the recommendation of the voluntary Nomination and Remuneration Advisory Committee.

(ii)	Total amount of remuneration, etc. for the fiscal year under review
Category	Total amount of remuneration (Thousands of yen)	Total amount of remuneration by type (Thousands of yen)			Number of recipient directors (and other officers) (Persons)
		Basic remuneration	Performance-linked remuneration, etc.	Non-monetary remuneration, etc.
Directors (of which outside Directors)	187,420 [7,620]	117,420 [7,620]	70,000 [–]	– [–]	8 [3]
Audit & Supervisory Board Members (of which outside Audit & Supervisory Board Members)	14,940 [12,360]	14,940 [12,360]	– [–]	– [–]	4 [3]
Total (of which outside officers)	202,360 [19,980]	132,360 [19,980]	70,000 [–]	– [–]	12 [6]
Notes:	1.	Remuneration, etc., for Directors does not include the employee salary portion for Directors who also serve as employees.
2.	At the 38th Annual General Meeting of Shareholders held on June 27, 2008, a resolution was adopted to abolish retirement benefits for Directors (and other officers). In conjunction with this, a resolution was also adopted to pay officer bonuses separately from Director remuneration with an upper limit of 5% of the operating profit for each fiscal year. Accordingly, the payment of 70,000 thousand yen as an officer bonus for the performance of the current fiscal year is included in the above.
3.	At the 54th Annual General Meeting of Shareholders held on June 25, 2024, a resolution was adopted to keep the remuneration amount for Directors (excluding the employee salary portion) within 400 million yen per year (of which 20 million yen is for outside Directors). The number of Directors at the conclusion of said Annual General Meeting of Shareholders was eight (8) (of whom three (3) were outside Directors). In addition, at the 49th Annual General Meeting of Shareholders held on June 25, 2019, a resolution was adopted to keep the amount of monetary remuneration claims paid to Directors (excluding outside Directors) for the grant of restricted share-based remuneration, in the separate officer bonus remuneration framework distinct from Director remuneration, within 30 million yen per year. The number of Directors (excluding outside Directors) at the conclusion of said Annual General Meeting of Shareholders was five (5).
4.	At the 54th Annual General Meeting of Shareholders held on June 25, 2024, a resolution was adopted to keep the maximum amount of remuneration for Audit & Supervisory Board Members within 40 million yen per year. The number of Audit & Supervisory Board Members at the conclusion of said Annual General Meeting of Shareholders was four (4).

(5)	Outside officers
(i)	Significant concurrent positions at other organizations and relationships between the Company and such other organizations

Director Kazuhiro Kido is a certified public accountant of Kido Certified Public Accountant Office and Outside Director of KASAI KOGYO CO., LTD. (Audit & Supervisory Committee Member) There is no special relationship between the Company and the organizations where Director Kazuhiro Kido holds concurrent positions.

Audit & Supervisory Board Member Tomohisa Shinagawa is an attorney-at-law of Tomohisa Shinagawa Law Office and the Compliance Officer of Unison Capital, Inc. There is no special relationship between the Company and the organizations where Audit & Supervisory Board Member Tomohisa Shinagawa holds concurrent positions.

Audit & Supervisory Board Member Norihiko Taniguchi is Director of Winnersoft Co., Ltd. There is no special relationship between the Company and the organization where Audit & Supervisory Board Member Norihiko Taniguchi holds concurrent positions.

(ii)	Major activities during the fiscal year under review
Overview of major activities and duties performed regarding the role expected of outside Directors
Director Ichiro Akita	He attended all 13 Board of Directors meetings held during the current fiscal year. He made comments at Board of Directors meetings based on his high level of insight derived from his extensive experience cultivated as a Tokyo Metropolitan Assembly Member. In addition, as a member of the voluntary Nomination and Remuneration Advisory Committee, he attended both meetings held during the current fiscal year. He is responsible for the oversight function in the selection of officer candidates for the Company and the determination process for officer remuneration, etc., from an objective and neutral perspective.
Director Hiromi Kimura	She attended all 13 Board of Directors meetings held during the current fiscal year. She made comments at Board of Directors meetings regarding decision-making on company operations and judgments on business execution based on her extensive knowledge and experience in business operations. In addition, as the Chairperson of the voluntary Nomination and Remuneration Advisory Committee, she attended both meetings held during the current fiscal year. She leads the oversight function in the selection of officer candidates for the Company and the determination process for officer remuneration, etc., from an objective and neutral perspective.
Director Kazuhiro Kido	He attended nine of ten Board of Directors meetings held during the current fiscal year after assuming office on June 25, 2024. He made comments at Board of Directors meetings regarding decision-making on company operations, accounting systems, and internal audits based on his extensive knowledge and experience as a certified public accountant.
Audit & Supervisory Board Member Toshihiko Hirose	He attended all 13 Board of Directors meetings and all 14 Audit & Supervisory Board meetings held during the current fiscal year. He made comments at Board of Directors meetings and Audit & Supervisory Board meetings based on his extensive experience and broad insights in corporate management.
Audit & Supervisory Board Member Tomohisa Shinagawa	He attended all 13 Board of Directors meetings and all 14 Audit & Supervisory Board meetings held during the current fiscal year. He made comments at Board of Directors meetings and Audit & Supervisory Board meetings primarily from his professional perspective as an attorney.
Audit & Supervisory Board Member Norihiko Taniguchi	He attended all 13 Board of Directors meetings and all 14 Audit & Supervisory Board meetings held during the current fiscal year. He made comments at Board of Directors meetings and Audit & Supervisory Board meetings based on his extensive experience and broad insights in corporate management.
Note:	Amounts and number of shares in this report are shown rounded down to the nearest unit.

5.	The status of Financial Auditor

(1)	Name Deloitte Touche Tohmatsu LLC
(2)	Amount of remuneration

Amount of remuneration, etc.
Amount of remuneration, etc. for the Financial Auditor for the current fiscal year	29,000 thousand yen
(Notes)	1.	The remuneration, etc. for auditing pursuant to the Companies Act and the auditing pursuant to the Financial Instruments and Exchange Act is not clearly differentiated in the audit agreement between the Company and the Financial Auditor and cannot be substantively differentiated. Accordingly, the stated amount of fees, etc. for the Financial Auditor for the current fiscal year represents the total of these amounts.
2.	In compliance with the provisions of Article 35, paragraphs (1) and (2) of the Code of Audit and Supervisory Board Member Auditing Standards (Consent Procedures for Remuneration, etc. of the Financial Auditor) published by the Japan Audit & Supervisory Board Members Association, the Audit & Supervisory Board obtained the necessary materials and received reports from the Director and General Manager of Corporate Administration Division and from the Financial Auditor. As a result of confirming and examining the duty execution status in the prior fiscal year, the audit plan of the Financial Auditor, and remuneration estimates based on this, the Audit & Supervisory Board has granted its consent pursuant to Article 399, paragraph (1) of the Companies Act.

(3)	Policy on decisions of dismissal or non-reappointment of the Financial Auditor

The Audit & Supervisory Board shall examine the appropriateness of reappointing the Financial Auditor each accounting period. Furthermore, any decision regarding the dismissal or non-reappointment of the Financial Auditor shall be made based on the following policy.

a.	Dismissal policy

The content of a proposal related to the dismissal of the Financial Auditor shall be determined by unanimous resolution of all Audit & Supervisory Board Members if it has been deemed that any grounds listed in the respective items of Article 340, paragraph (1) of the Companies Act apply to the Financial Auditor, thereby impeding its proper execution of audits.

b.	Non-reappointment policy

The content of a proposal related to non-reappointment of the Financial Auditor shall be determined by unanimous resolution of all Audit & Supervisory Board Members either if it has been deemed that any grounds listed in the respective items of Article 340, paragraph (1) of the Companies Act apply to the Financial Auditor, or if it has been deemed necessary to appoint an alternative financial auditor offering the prospect of more appropriate audits based on assessment of factors such as the Financial Auditor’s independence, reliability, and efficiency.

(4)	Summary of details of limited liability agreement

The Company has, pursuant to the provisions of Article 427, paragraph (1) of the Companies Act, entered into agreements with the Financial Auditor, Deloitte Touche Tohmatsu LLC, to limit its liability for damages under Article 423, paragraph (1) of the same Act.

Based on this agreement, liability for damages is limited to the minimum liability amount provided for under Article 425, paragraph (1) of the Companies Act.

6.	Overview of the system to ensure the properness of operations and its operational status

The following is an overview of details determined for: the system to ensure that execution of duties by Directors and employees complies with laws and regulations, and the Articles of Incorporation of the Company; other systems to ensure properness of corporate operations; and the operational status of those systems.

(1)	The system to ensure the properness of operations
(ⅰ)	System to ensure that execution of duties of Directors and employees complies with laws and regulations, and the Articles of Incorporation of the Company
a	Regulations related to the compliance system shall be established and a code of conduct shall be stipulated in the corporate conduct guidelines to ensure that actions adhere to laws and regulations, the Articles of Incorporation, and the Company’s management philosophy.
b	An officer in charge of compliance shall be appointed to ensure thorough implementation, which involves overseeing all compliance initiatives across the company and conducting company-wide awareness activities centered on the officer in charge of compliance.
c	An overview of these activities shall be reported regularly to the Board of Directors and the Audit & Supervisory Board.
d	In principle, outside Audit & Supervisory Board Members free from any conflict of interest with the Company shall attend Board of Directors meetings.
(ⅱ)	Items related to the preservation and management of information concerning the execution of duties by Directors.
a	In accordance with the Document Management Regulations, the documents specified in the following items (including electronic and magnetic records; the same applies hereinafter) shall be preserved together with related materials.
(a)	Minutes of the general meetings of shareholders
(b)	Minutes of the Board of Directors meetings
(c)	Minutes of the Audit & Supervisory Board meetings
(d)	Copies of documents submitted to the tax office and other government agencies
(e)	Other documents specified in the Document Management Regulations
b	The location and method of retention of the above documents shall be such that they can be promptly accessed upon a request for access from a Director or Audit & Supervisory Board Member. The details thereof shall be stipulated in the Document Management Regulations.
c	The retention period for the above documents shall be as specified for each type of document in the Document Management Regulations, unless otherwise provided by laws and regulations.
(ⅲ)	Regulations and other systems for the management of risk of loss
a	The Risk Management Regulations, which systematically prescribe risk management, shall be established.
b	An officer in charge of risk management shall be appointed as the person with overall responsibility for company-wide risk. Furthermore, a general manager in charge of risk management shall be appointed to assist the officer in charge of risk management.

c	The officer in charge of risk management shall, pursuant to the Risk Management Regulations, identify, analyze, and evaluate specific risks in advance, establish response policy for addressing such risks, and set up systems for rapid and appropriate communication and emergency response in the event of crisis.
d	The officer in charge of risk management shall monitor the status of routine risk management within each department.
e	The officer in charge of risk management shall regularly report items related to risk management to the Board of Directors.
(ⅳ)	System to ensure efficient execution of duties by Directors
a	A system shall be established to accelerate management decision-making and ensure efficient execution of duties by Directors by clearly defining the authority and responsibilities of Directors through the Regulations on Division of Duties and the Regulations on Administrative Authority, and by achieving greater coordination among the Board of Directors, Management Committee, and each Director.
b	The Board of Directors shall determine policy for execution of management, items stipulated by laws and regulations, and other important items related to management, and shall oversee the status of business execution.
(ⅴ)	System to ensure that execution of duties of employees complies with laws and regulations, and the Articles of Incorporation of the Company
a	The Compliance Regulations, which systematically prescribe compliance, shall be established.
b	An officer in charge of compliance shall be appointed as the person with overall responsibility for company-wide compliance. Furthermore, a general manager in charge of compliance shall be appointed to assist the officer in charge of compliance.
c	Corporate guidelines, conduct guidelines, and a code of conduct shall be established. These shall set forth fundamental principles of corporate activity, thereby clearly defining the code of conduct to which employees must adhere in executing their duties.
d	The officer in charge of compliance shall implement compliance education for employees.
e	The officer in charge of compliance shall monitor the status of routine activities of employees.
f	An internal whistleblowing system related to compliance shall be established, and a framework shall be put in place to allow open reporting and consultation via telephone, email, and other such means.
g	The officer in charge of compliance shall ordinarily coordinate with Audit & Supervisory Board Members to investigate and examine the company-wide compliance system and the existence or absence of compliance issues. In the event that a serious problem arises, the officer in charge of compliance shall report it to the Board of Directors without delay and consult on countermeasures.
(ⅵ)	System to ensure the properness of operations by the corporate group comprised of the Company and its parent and subsidiaries
a	Subsidiaries of the Company shall share office space for their daily operations and shall engage in centralized management of operations consisting primarily of performance and asset management.

b	The Company shall perform administrative tasks for its subsidiaries as necessary, in areas such as general affairs, accounting and finance, and compliance.
c	The Company shall establish a framework for enabling direct management and oversight of the execution of duties by Directors of its subsidiaries by dispatching to those subsidiaries its Directors, who hold the legal status of director under the Companies Act.
(vii)	Items concerning employees to assist duties of Audit & Supervisory Board Members when such board members request to assign such employees

In the event that an Audit & Supervisory Board Member deems it necessary to assign an employee to assist in the performance of his or her duties (hereinafter referred to as an “Assistant Employee”), the Audit & Supervisory Board Member may request that the officer in charge of the Administration Division designate from among the Administration Division employees an individual to assist in audit work as an assistant. In such a case, the officer in charge of the Administration Division shall comply with the request after consulting with the Audit & Supervisory Board Member.

(viii)	Items concerning independence from Directors of employees described in the preceding item

Staff reassignment, personnel evaluation, or disciplinary action concerning an Assistant Employee shall require the approval of the Audit & Supervisory Board Members.

(ix)	Items related to ensuring the effectiveness of instructions to employees that are to assist duties of Audit & Supervisory Board Members

In regard to instructions received from Audit & Supervisory Board Members, Assistant Employees shall not be subject to the directions or orders of Directors or other employees within the scope necessary for duties of Audit & Supervisory Board Members.

(x)	Systems for reporting to Audit & Supervisory Board Members by Directors and employees, and other systems for reporting to Audit & Supervisory Board Members

Directors and employees shall establish systems for reporting to the Audit & Supervisory Board Members not only those items stipulated by law but also items that materially affect the Company, the implementation status of internal audits, and compliance-related matters.

(xi)	System for Directors, Audit & Supervisory Board Members, and employees of subsidiaries, or persons receiving reports therefrom to report to the Audit & Supervisory Board Members

Directors, etc. of subsidiaries shall report matters concerning business operations to the Company’s Audit & Supervisory Board Members as needed.

(xii)	System to ensure that individuals who have reported to Audit & Supervisory Board Members are not subject to unfavorable treatment as a result of such reporting

An individual shall not be subjected to disciplinary action such as dismissal or demotion, personnel measures such as reassignment, or any other unfavorable treatment on the grounds of having reported to Audit & Supervisory Board Members.

(xiii)	Items concerning policy on procedures such as advance payment or reimbursement of expenses arising from execution of duties of Audit & Supervisory Board Members, and on handling of expenses and liabilities arising from execution of such duties

When an Audit & Supervisory Board Member requests that the Company make advance payment, etc. of expenses related to the execution of his or her duties, the Company shall comply with such request promptly, except when the request is deemed unnecessary for the execution of those duties.

(xiv)	Other systems to ensure effective audits by Audit & Supervisory Board Members

The Audit & Supervisory Board Members shall regularly engage in exchange of opinions respectively with the Chairman and Director, the President and Representative Director, and the Financial Auditor.

(xv)	System to ensure reliability of financial reporting

To ensure the reliability and appropriateness of financial reporting, a system shall be established to evaluate and report on the effectiveness of internal controls over financial reporting, in compliance with laws and regulations such as the Financial Instruments and Exchange Act.

(xvi)	Basic policy for the exclusion of antisocial forces

The code of conduct shall stipulate the basic policy of taking a firm stance against antisocial forces and having no relationship with antisocial forces whatsoever. Furthermore, swift coordination shall be made with external specialized organizations such as law enforcement agencies as necessary.

(2)	Operational status of system to ensure the properness of operations

The Company has established the systems set forth in the basic policy, above, and accordingly implements specific initiatives as follows based on this basic policy.

･	The Company has established a code of conduct, basic policy on internal control systems, and regulations on operations of the internal whistleblowing system. It has established an environment that enables Directors and employees of the Company to access these documents at any time, and works to ensure thorough awareness and understanding of such documents.
･	The Company continuously engages in initiatives to ensure compliance with laws and regulations, and internal regulations. This is done through education provided during initial employment and position-specific in-house training, as well as through explanations given at meetings held by each division and other organizational units. Furthermore, upon revision of laws and regulations related to the Company’s business, relevant departments implement legal and regulatory compliance, which involves coordinating efforts in gathering information on the revisions and conducting training sessions and other forums.
･	The Audit & Supervisory Board Members of the Company fulfill the management oversight function through their attendance at important meetings such as those of the Board of Directors and Management Committee. They also enhance audit outcomes by closely coordinating with the Internal Audit Office and the Financial Auditor. Furthermore, the Audit & Supervisory Board Members review internal approval documents and other important documents related to business execution, and request explanations from Directors and employees as necessary, thereby working to improve the effectiveness of audits.
･	As part of its efforts to exclude antisocial forces, the Company conducts investigations based on its manual for responding to antisocial forces. For new business partners, these investigations are carried out prior to the commencement of transactions. For existing partners, they are conducted regularly to verify that the contracting party is not an antisocial force.

7.	Basic policy on company control

Not applicable.

8.	Policy on decisions on dividends and other appropriations of surplus

The Company positions returning profits to shareholders as one of its key management priorities. Its basic policy is to return profits on a continuous and consistent basis in alignment with improved business performance, while taking into account the need to strengthen its management structure and maintain sufficient internal reserves for future business development.

Furthermore, the Company’s basic policy is to distribute surplus as dividends twice a year. Pursuant to Article 459, paragraph (1) of the Companies Act, the Articles of Incorporation of the Company stipulate that dividends and other appropriations of surplus may be determined by a resolution of the Board of Directors, with March 31 and September 30 as the respective record dates. The Board of Directors is the decision-making body for dividends and other appropriations of surplus.

Based on the above policy, the Company has decided to pay a year-end dividend of 18 yen per share for the current fiscal year. Consequently, the annual dividend for the current fiscal year amounts to 36 yen per share when combined with the interim dividend of 18 yen already paid. As a result, the consolidated payout ratio for the current fiscal year is 66.7%.

The Company’s policy regarding dividends is to actively pursue returns to shareholders after considering factors such as business performance, financial status, and investment plans from a medium- to long-term perspective, with plans to return profits at a targeted consolidated payout ratio of 40% or higher.

Furthermore, as stated in the “Notice Regarding Formulation of New Medium-Term Management Plan (VISION 2025)” dated September 29, 2023, the Company seeks to actively invest in human capital and expand into new business domains through M&A and digital transformation (DX) initiatives. As a shareholder return measure, the plan enlists the aim of achieving a consolidated payout ratio of 50% or higher over the three fiscal years from the fiscal year ending March 31, 2024 through the fiscal year ending March 31, 2026, thereby balancing future growth investment with enhanced shareholder returns.

(Note) Amounts and numbers of shares in this report are rounded down to the nearest whole unit.

9.	Notes to Consolidated Financial Statements
1.	Notes on important items underlying the preparation of the consolidated financial statements
(1)	Scope of consolidation

Consolidated subsidiaries

・Number of consolidated subsidiaries: 2

・Names of consolidated subsidiaries: infree Corp.

Technigate Co.,Ltd.

(2)	Application of the equity method

Not applicable.

(3)	Fiscal year, etc. of consolidated subsidiaries

The fiscal years of all consolidated subsidiaries aligns with the consolidated fiscal year.

(4)	Accounting policies
1)	Recognition and valuation methods of significant assets
ⅰ	Valuation basis and methods for securities

Available-for-sale securities

Securities other than shares, etc. without market value
Stated at fair value based on market price, etc. at the end of the fiscal year (all valuation differences are recorded using the direct-to-equity method, and cost of sales is calculated using the moving average method)

ⅱ	Valuation basis and methods for inventories

Work in process	Cost method based on specific identification method (book value reduction method based on decreased profitability)

2)	Depreciation or amortization method for significant depreciable or amortizable assets
ⅰ Property, plant and equipment	Declining-balance method (however, the straight-line method is used for buildings (excluding facilities) acquired on or after April 1, 1998, and for facilities attached to buildings and for structures acquired on or after April 1, 2016.)

Major useful lives are as follows.

Buildings: 6 years to 15 years

Tools, furniture and fixtures: 3 years to 15 years

Low-value property with an acquisition price not less than 100 thousand yen and less than 200 thousand yen is generally depreciated using the straight-line method over three years.

ⅱ Intangible asset	Software for market sale is amortized by the greater of either the amortization amount based on estimated sales revenue or the amount allocated evenly over the remaining useful life (3 years).

Software for internal use is amortized on a straight-line basis over its estimated useful life within the company (5 years).

Customer-related intangible assets are amortized on a straight-line basis over the period of their expected benefits (10 years).

Trademark rights are amortized evenly over a period of 10 years.

3)	Recognition of provisions and allowances
ⅰ Allowance for doubtful accounts	To prepare for bad debt losses on trade receivables, loans receivable, etc., an allowance is calculated based on historical default rates for general receivables, and an estimated uncollectible amount is recorded after individually assessing recoverability for specific receivables where collectability is in doubt.
ⅱ Provision for bonuses	To prepare for payment of employee bonuses, an allowance is recorded for the portion of the estimated bonus payment attributable to the current fiscal year.
ⅲ Provision for bonuses for directors (and other officers)
To prepare for payment of bonuses for directors (and other officers), an allowance is recorded for the portion of the estimated payment of bonuses to directors and other officers attributable to the current fiscal year.
ⅳ Provision for loss on orders received
Estimated amount of loss is recorded for contracted projects where a future loss is anticipated as of the end of the current fiscal year, and where the amount of such loss can be reasonably estimated.

4)	Recognition of revenue and expenses

The Group applies the “Accounting Standard for Revenue Recognition” (Accounting Standards Board of Japan (ASBJ) Statement No. 29, March 31, 2020) and the “Implementation Guidance on Accounting Standard for Revenue Recognition” (ASBJ Guidance No. 30, March 26, 2021), and accordingly recognizes revenue at the point in time when control of the promised goods or services has been transferred to the customer, measured at the amount expected to be received in exchange for such goods or services.

The Group provides systems solutions services (Systems Integration Services, Package-based SI Services, Infrastructure Solutions Services) and related ancillary services. Details on the main performance obligations for revenue arising from contracts with customers and the typical timing of revenue recognition are as follows.

ⅰ Contracted development

The Group has performance obligations for contracted software development. For contracted development, in cases where control of the service is transferred to the customer over time, revenue is recognized over the period of time in proportion to satisfaction of the performance obligation to transfer the service to the customer. Progress toward satisfying a performance obligation is measured, when it can be reasonably estimated, based on the proportion of costs incurred relative to the total estimated cost (input method). Furthermore, revenue is recognized on a cost recovery basis when progress toward satisfying a performance obligation cannot be reasonably estimated yet it is probable that the costs incurred will be recoverable. For contracted development of a very short duration, revenue is recognized at the point in time when the performance obligation has been completely satisfied.

ⅱ Maintenance and operations

The Group has performance obligations for software maintenance and operations. Revenue from maintenance and operations is recognized on a straight-line basis over the period of service provision because such business constitutes routine or recurring services for which we deem that the performance obligation is satisfied over time in accordance with the provision of service to the customer under contract.

Furthermore, these contracts do not contain a significant financing component because consideration from the transaction is received within one year of satisfying the performance obligation.

5)	Accounting methods for retirement benefits

To prepare for retirement benefits for employees, retirement benefit liability is recorded based on the estimated amounts of retirement benefit obligation at the end of the current fiscal year.

Accounting methods for retirement benefit liability and retirement benefit expense are as follows.

ⅰ Method of attributing expected retirement benefits to periods

In the calculation of retirement benefits, expected retirement benefits are attributed to the period up to the end of the current fiscal year on a benefit formula basis.

ⅱ Method used to amortize actuarial gains and losses

Actuarial gains and losses are amortized over a certain period within the average remaining service years (3 years) of employees when incurred in each fiscal year, from the fiscal year following the accrual of each gain or loss.

6)	Method and period for amortization of goodwill

Goodwill is amortized evenly over a period of 5 to 7 years, with periods during which the associated benefits materialize estimated on an individual basis.

[Note on changes in accounting policies]

(Application of the “Accounting Standard for Current Income Taxes” etc.)

The Company has applied the “Accounting Standard for Current Income Taxes” (ASBJ Statement No. 27, October 28, 2022; the “Revised Accounting Standard of 2022”), etc. from the beginning of the current fiscal year. Revisions to categories for recording current income taxes (taxation on other comprehensive income) conform to the transitional treatment in the proviso of paragraph 20-3 of the Revised Accounting Standard of 2022, and to the transitional treatment in the proviso of paragraph 65-2(2) of the “Guidance on Accounting Standard for Tax Effect Accounting” (ASBJ Guidance No. 28, October 28, 2022; the “Revised Guidance of 2022”). This change in accounting policies has no impact on the consolidated financial statements.

In addition, for changes related to the revised treatment in consolidated financial statements when a gain or loss on sale arising from the sale of shares of subsidiaries, etc. among consolidated companies is deferred for tax purposes, the Revised Guidance of 2022 has been applied from the beginning of the current fiscal year. This change in accounting policies has been applied retrospectively, and is reflected in the consolidated financial statements for the previous fiscal year. This change in accounting policies has no impact on the consolidated financial statements for the previous fiscal year.

2.	Notes on revenue recognition
(1)	Breakdown of revenue from contracts with customers

All sales arise from contracts with customers. A breakdown of sales revenue is as follows.

	(Thousands of yen)
	Systems Integration Services	Package-based SI Services	Infrastructure Solutions Services	Total
Sales to external customers	7,368,883	5,010,986	1,350,859	13,730,729

(2)	Basic information for understanding revenue arising from contracts with customers

As described in “Notes on important items underlying the preparation of the consolidated financial statements (4) Accounting policies 4) Recognition of revenue and expenses.”

(3)	Information on the relationship between the satisfaction of performance obligations based on contracts with customers and cash flow arising from these contracts, and information on the amount and timing of revenue expected to be recognized in future fiscal years from contracts existing at the end of the current fiscal year

(ⅰ)	Balance of contract assets and contract liabilities
		(Thousands of yen)
	Fiscal year ended March 31, 2025
	Balance at beginning of period	Balance at end of period
Receivables from contracts with customers	3,025,950	2,821,522
Contract assets	227,580	206,962
Contract liabilities	244,893	223,478

Contract liabilities mainly consist of advances received from customers and are reversed as revenue is recognized.

Of the revenue recognized during the current fiscal year, the amount included in the beginning balance of contract liabilities is 244,893 thousand yen.

(ⅱ)	Transaction prices allocated to remaining performance obligations

A practical expedient has been applied to transaction prices allocated to remaining performance obligations, and such disclosure has been omitted because the Group does not have any significant contracts with a projected initial term exceeding one year.

3.	Notes on accounting estimates
(1)	Revenue recognized over time
(ⅰ)	Amount recorded on the consolidated financial statements for the current fiscal year

As described in “Notes on important items underlying the preparation of the consolidated financial statements (4) Accounting policies 4) Recognition of revenue and expenses,” in cases of contracted software development agreements where control of the service is transferred to the customer over time, revenue is recognized over the period of time in proportion to the satisfaction of the performance obligation for the transfer of the service to the customer. Sales from such contracted development agreements that were in progress as of the end of the current fiscal year amount to 151,385 thousand yen.

(ⅱ)	Other information for understanding the details of accounting estimates

Estimated rates of progress toward satisfying performance obligations are calculated based on the proportion of costs incurred relative to the total estimated cost (input method). Total estimated cost varies for respective contracted development projects depending on factors such as business sector attributes and customer specification requirements. Therefore, profit or loss for the following fiscal year may be affected if the total estimated cost has been revised due to subsequent changes in work hours or other such factors.

(2)	Provision for loss on orders received
(ⅰ)	Amount recorded on the consolidated financial statements for the current fiscal year

There was no provision for loss on orders received in the current fiscal year.

(ⅱ)	Other information for understanding the details of accounting estimates

As described in “Notes on important items underlying the preparation of the consolidated financial statements (4) Accounting policies 3) Recognition of provisions and allowances,” estimated amount of loss is recorded for contracted projects where a future loss is anticipated as of the end of the current fiscal year, and where the amount of such loss can be reasonably estimated. Loss on orders received is recorded in cases where a loss is projected due to factors such as initially unanticipated additional work hours accompanying progression of a contracted development project. Because these factors vary depending on specifications, degree of progress, and other such aspects of a contracted development project, profit or loss for the following fiscal year may be affected if there have been subsequent changes in design or additional work hours.

4.	Notes on the consolidated balance sheet
(Thousands of yen)
(1) Accumulated depreciation of property, plant and equipment	273,871

(2)	Balance of receivables from contracts with customers and contract assets

This is as described in “2. Notes on revenue recognition (3) Information on the relationship between the satisfaction of performance obligations based on contracts with customers and cash flow arising from these contracts, and information on the amount and timing of revenue expected to be recognized in future fiscal years from contracts existing at the end of the current fiscal year.”

(3)	Monetary claims and obligations with Directors and Audit & Supervisory Board Members
(Thousands of yen)
Long-term accounts payable - other	100,000

5.	Notes on consolidated statement of changes in equity

(1)	Class and number of issued shares as of the end of the current fiscal year
Common shares	17,967,900 shares

(2)	Class and number of treasury shares as of the end of the current fiscal year
Common shares	15,734 shares

(3)	Dividends
(ⅰ)	Dividends paid
Resolution	Class of shares	Total dividends (Thousands of yen)	Dividends per share (Yen)	Record date	Effective date
Board of Directors meeting on May 14, 2024	Common shares	448,804	25	March 31, 2024	June 5, 2024
Board of Directors meeting on November 13, 2024	Common shares	323,138	18	September 30, 2024	November 29, 2024

(ⅱ)	Dividends with an effective date falling in the following fiscal year, among distributions with record dates belonging to the current fiscal year
Resolution	Class of shares	Source of dividends	Total dividends (Thousands of yen)	Dividends per share (Yen)	Record date	Effective date
Board of Directors meeting on May 13, 2025	Common shares	Retained earnings	323,138	18	March 31, 2025	June 3, 2025

6.	Notes on financial instruments
(1)	Status of financial instruments
(ⅰ)	Policy on financial instruments

The Company adheres to a policy of limiting asset management to short-term deposits and similar instruments, as well as procuring funds through borrowings from banks and other financial institutions.

(ⅱ)	Details and risks of financial instruments, and risk management framework

The Company seeks to mitigate customer credit risk related to accounts receivable - trade by engaging in due date management and credit balance management for each of its business partners in accordance with its comprehensive regulations for project management, and by maintaining a framework for assessing the credit status of its major business partners on an annual basis.

The Company’s securities holdings consist primarily of jointly-managed designated money trusts, which entail minimal credit risk as financial instruments with a high degree of safety, held for short-term fund management.

Furthermore, the Company’s investment securities consist mainly of shareholdings related to business ties. While these are exposed to market price volatility risk, the Company assesses their market value on a quarterly basis.

Almost all accounts payable - trade fall due within one year.

(2)	Fair value, etc. of financial instruments

The amount recorded on the consolidated balance sheet as of March 31, 2025, fair value, and the difference between the two amounts are as follows.

				(Thousands of yen)
		Amount recorded on the consolidated balance sheet	Fair value	Difference
(ⅰ)	Investment securities	136,850	136,850	–
	Available-for-sale securities

(*) “Cash and deposits,” “Accounts receivable - trade and contract assets,” and “Accounts payable - trade” have been omitted, as these are settled in a short period of time, and the carrying amounts therefore approximates fair value. In addition, “Securities” have been omitted as their carrying amounts approximate fair value given that they consist of jointly-managed designated money trusts, which have characteristics similar to cash and are all short-term.

(3)	Breakdown of financial instruments by level of fair value

The fair value of financial instruments is classified into the following three levels based on the observability and significance of the inputs used to measure fair value.

Level 1 fair value:	Fair value calculated based on (unadjusted) market prices in active markets for identical assets or liabilities
Level 2 fair value:	Fair value calculated using inputs other than Level 1 inputs that are either directly or indirectly observable
Level 3 fair value:	Fair value calculated using significant unobservable inputs

When multiple inputs are used that have a significant impact on the measurement of fair value, the fair value is categorized to the level with the lowest priority in the measurement of fair value among the levels to which each input belongs.

(ⅰ)	Financial assets and liabilities that are recorded with fair value in the consolidated balance sheets
	(Thousands of yen)
	Fair value
	Level 1	Level 2	Level 3	Total
Investment securities	136,850	–	–	136,850
Available-for-sale securities
Shares

(Note) Explanation of the valuation techniques and inputs used to calculate fair value

(1)	Investment securities

Listed shares are valued using market prices. Because listed shares are traded in active markets, their fair value is classified as Level 1.

7.	Notes on per share information
(1) Net assets per share	332.75 yen
(2) Basic earnings per share	57.00 yen

8.	Notes on significant subsequent events

Not applicable.

9.	Other notes

Not applicable.

Consolidated Financial Statements

Consolidated balance sheet

(As of March 31, 2025)

(Thousands of yen)

Account items	Amount	Account items	Amount
(Assets)		(Liabilities)
Current assets	7,225,025	Current liabilities	1,758,309
Cash and deposits	3,655,710	Accounts payable - trade	596,407
Accounts receivable - trade, and contract assets	3,028,485	Accounts payable - other	103,234
Securities	300,000	Income taxes payable	249,383
Work in process	55,254	Accrued consumption taxes	62,411
Prepaid expenses	160,942	Accrued expenses	98,251
Other	24,633	Contract liabilities	223,478
Non-current assets	1,123,258	Deposits received	63,888
Property, plant and equipment	91,487	Provision for bonuses	288,254
Buildings	50,648	Provision for bonuses for directors (and other officers)	73,000
Tools, furniture and fixtures	40,838	Non-current liabilities	595,288
Intangible assets	563,785	Retirement benefit liability	426,705
Goodwill	201,538	Long-term accounts payable - other	100,000
Customer-related intangible assets	237,300	Deferred tax liabilities	68,583
Software	107,953	Total liabilities	2,353,598
Software in progress	12,938	(Net assets)
Trademark right	4,054	Shareholders’ equity	5,899,091
Investments and other assets	467,986	Share capital	460,063
Investment securities	136,850	Capital surplus	316,333
Deferred tax assets	225,266	Retained earnings	5,129,779
Guarantee deposits	72,869	Treasury shares	(7,085)
Golf club membership	38,000	Accumulated other comprehensive income	74,403
Allowance for doubtful accounts	(5,000)	Valuation difference on available-for-sale securities	75,657
		Remeasurements of defined benefit plans	(1,253)
		Non-controlling interests	21,190
		Total net assets	5,994,685
Total assets	8,348,284	Total liabilities and net assets	8,348,284
Note:	Amounts have been rounded down to the nearest thousand yen.

Consolidated statement of income

(from April 1, 2024 to March 31, 2025)

(Thousands of yen)

Account items	Amount
Net sales		13,730,729
Cost of sales		10,889,765
Gross profit		2,840,964
Selling, general and administrative expenses		1,407,157
Operating profit		1,433,806
Non-operating income
Interest income	2,665
Dividend income	1,748
Subsidy income	19,676
Outsourcing service income	5,760
Other	1,427	31,277
Non-operating expenses
Interest expenses	1,193
Other	519	1,712
Ordinary profit		1,463,371
Extraordinary income
Gain on sale of investment securities	86,520	86,520
Profit before income taxes		1,549,891
Income taxes - current	462,132
Income taxes - deferred	62,592	524,724
Profit		1,025,166
Profit attributable to non-controlling interests		1,857
Profit attributable to owners of parent		1,023,309
Note:	Amounts have been rounded down to the nearest thousand yen.

Consolidated statement of changes in equity

(from April 1, 2024 to March 31, 2025)

(Thousands of yen)

	Shareholders’ equity
	Share capital	Capital surplus	Retained earnings	Treasury shares	Total shareholders’ equity
Balance at beginning of period	460,063	316,333	4,878,413	(7,085)	5,647,724
Changes during period
Dividends of surplus			(771,943)		(771,943)
Profit attributable to owners of parent			1,023,309		1,023,309
Net changes in items other than shareholders’ equity
Total changes during period	–	–	251,366	–	251,366
Balance at end of period	460,063	316,333	5,129,779	(7,085)	5,899,091

	Accumulated other comprehensive income			Non-controlling interests	Total net assets
	Valuation difference on available-for-sale securities	Remeasurements of defined benefit plans	Total accumulated other comprehensive income
Balance at beginning of period	114,439	(7,640)	106,799	19,333	5,773,857
Changes during period
Dividends of surplus					(771,943)
Profit attributable to owners of parent					1,023,309
Net changes in items other than shareholders’ equity	(38,782)	6,386	(32,395)	1,857	(30,538)
Total changes during period	(38,782)	6,386	(32,395)	1,857	220,828
Balance at end of period	75,657	(1,253)	74,403	21,190	5,994,685
Note:	Amounts have been rounded down to the nearest thousand yen.